As filed with the Securities and Exchange Commission on February 8, 2017

Registration No. ___-_________

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

TimefireVR Inc.

(Exact name of registrant as specified in its charter)

Nevada	1311	88-0490034
(State or other jurisdiction of	(Primary Standard Industrial	(I.R.S. Employer
incorporation or organization)	Classification Code Number)	Identification No.)

7600 E. Redfield Rd., #100, Building A

Scottsdale, AZ 85260

(888) 875-9928

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeffrey Rassas

7600 E. Redfield Rd., #100, Building A

Scottsdale, AZ 85260

(888) 875-9928

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Michael D. Harris, Esq.

Leah E. Hutton, Esq.

Nason, Yeager, Gerson, White & Lioce, P.A.

3001 PGA Blvd., Suite 305

Palm Beach Gardens, FL 33410

(561) 686-3307

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See definitions of “large accelerated filer,” “accelerated filer,” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☑

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share(2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee

Common stock, $0.001 par value per share	19,044,273	$0.35	$6,665,496	$773

———————

(1) Under Rule 416 of the Securities Act of 1933, the shares being registered include such indeterminate number of shares of common stock as may be issuable with respect to the shares being registered in this registration statement as a result of any stock splits, stock dividends or similar transactions.

(2) The proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the amount of the registration fee in accordance with Rules 457(c) under the Securities Act of 1933 on the basis of the average of the bid and asked price of our common stock on the OTCQB on February 3, 2017, a date within five days prior to the date of the filing of this registration statement.

The registrant hereby amends this registration statement on such date or date(s) as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission of which this prospectus is a part becomes effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion, Dated February 8, 2017

TimefireVR Inc.

PROSPECTUS

19,044,273 Shares of Common Stock

This prospectus relates to the sale of up to 19,044,273 shares of TimefireVR Inc. common stock which may be offered by the selling shareholders identified in this prospectus, including (i) 2,586,207 shares of common stock issuable upon exercise of warrants, (ii) 14,849,154 shares of common stock issuable upon conversion of preferred stock, and (iii) 1,608,912 shares of common stock which are presently issued and outstanding, each of which may be offered by the selling shareholders identified in this prospectus. We will not receive any proceeds from the sales of shares of our common stock by the selling shareholders named on page 27. We will, however, receive proceeds in connection with the exercise of the warrants referred to above.

Our common stock trades on the OTCQB under the symbol “TFVR”. As of the last trading day before the date of this prospectus, the closing price of our common stock was $0.51 per share. All share numbers and prices used in this prospectus give effect to a one-for-10 reverse stock split effective November 21, 2016.

The common stock offered in this prospectus involves a high degree of risk. See “Risk Factors” beginning on page 4 of this prospectus to read about factors you should consider before buying shares of our common stock.

The selling shareholders are offering these shares of common stock. The selling shareholders may sell all or a portion of these shares from time to time in market transactions through any market on which our common stock is then traded, in negotiated transactions, or otherwise, and at prices and on terms that will be determined by the then prevailing market price or at negotiated prices directly or through a broker or brokers, who may act as agent or as principal, or by a combination of such methods of sale. The selling shareholders will receive all proceeds from the sale of the common stock. For additional information on the methods of sale, you should refer to the section entitled “Plan of Distribution.”

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is ________, 2017.

You should rely only on information contained in this prospectus. We have not authorized anyone to provide you with information that is different from that contained in this prospectus. The selling shareholders are not offering to sell or seeking offers to buy shares of common stock in jurisdictions where offers and sales are not permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. You should read the entire prospectus carefully including the section entitled “Risk Factors” before making an investment decision.

Overview

In September 2016, EnergyTek Corp., a Nevada corporation (the “Company”), ENTK Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company (“Merger Sub”), and Timefire LLC, a Phoenix-based virtual reality content developer that is an Arizona limited liability company (“Timefire”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which ENTK acquired Timefire, which is now a subsidiary of the Company. We refer to this as the “Merger.” Effective November 21, 2016, we effected a 1-for-10 reverse stock split and changed our name to TimefireVR Inc. All references to “we,” “our” and “us” refer to the Company and its subsidiaries (including Timefire), unless the context otherwise indicates.

We are focused on building a software-based virtual reality, or “VR,” ecosystem designed to alter the course of social interaction, experiential learning, commerce, and culture by way of VR. Using our VR developed content as well as user community-developed content, we intend to provide a complex and massive virtual economy that is replete with the arts, culture, education, social interaction, and commerce. Our first product, which has been under full development for over two years, is the first VR global city, “Hypatia.” Hypatia is designed to offer revolutionary social and experiential content and is expected to launch with over 40 hours of unique content. In addition, Hypatia will offer an expanding ecosystem where its users can create, market, and sell products and services, experience new content daily, and visit new features. Users can download Hypatia and explore basic features for free, while other features will require payment to utilize. Monetization opportunities include real estate, commerce, advertising and participation fees.

Hypatia is expected to launch in alpha, or test mode, during the first quarter of 2017.

Corporate Information

Our corporate headquarters are located at 7600 E. Redfield Rd., #100, Building A, Scottsdale, AZ 85260 and our phone number is (888) 875-9928. Our corporate website can be found at http://timefirevr.com/investors/. The information on our website is not incorporated in this prospectus.

Risks Affecting Us

Our business is subject to numerous risks as discussed more fully in the section entitled “Risk Factors” immediately following this Prospectus Summary. In particular, our business would be adversely affected if:

  We are unable to obtain additional sources of financing with attractive terms, or at all;
  We encounter unexpected difficulties and delays affecting the development and launch of our primary product, Hypatia;
  Our primary product fails to attract a wide user base;
  The monetization opportunities in our primary product fail to perform as expected;
  Our competitors offer a similar or superior product or beat us to market and thereby cut into our anticipated customer base;
  Our intellectual property is used without permission by others, or others claim we are using their intellectual property without permission; and
  Following launch of our product, an economic downturn reduces the amount of discretionary income of our target customers and we generate insufficient revenues to continue operating.

For a discussion of these and other risks you should consider before making an investment in our common stock, see the section entitled “Risk Factors” beginning on page 4 of this prospectus.

1

THE OFFERING

Common stock outstanding prior to the offering (1):	44,790,276 shares

Common stock offered by the selling shareholders, including upon exercise of warrants and conversion of preferred stock:	19,044,273 shares

Common stock outstanding immediately following the offering (assuming all warrants exercised and all preferred stock converted) (1):	62,225,637 shares

Use of proceeds:	Except for the proceeds we receive upon the exercise of warrants, we will not receive any proceeds from the sale of shares by the selling shareholders. See “Use of Proceeds” on page 11.

Stock symbol:	OTCQB: TFVR

(1)	As of February 6, 2017. The number of shares of common stock to be outstanding prior to and after this offering excludes:

•	a total of 3,300,000 shares of common stock reserved for future issuance under our 2016 Equity Incentive Plan, including 500,000 shares of common stock issuable upon the delivery of outstanding restricted stock units; and
•	a total of 2,800,000 shares of common stock issuable upon the exercise of warrants, which does not include the warrants referred to above.

2

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements appearing elsewhere in this prospectus.

Statements of Operations Data

	Nine Months Ended September 30,		Periods Ended December 31,
	2016	2015	2015	2014
	(Unaudited)	(Unaudited)
Revenue	$203,640	$6,500	$59,404	$42,094

Loss from operations	$(762,702)	$(299,465)	$(239,038)	$(394,993)

Net loss per common share, allocable to common stockholders (basic and diluted)	$(0.03)	$(0.01)	$(0.01)	$(0.01)

Weighted average number of common shares outstanding (basic and diluted)	41,456,782	41,400,000	41,400,000	41,400,000

Balance Sheet Data

	September 30, 2016	December 31, 2015	December 31, 2014
	(Unaudited)
Total current assets	$1,000,084	$62,103	$85,163

Total assets	$7,247,076	$104,400	$114,125

Total current liabilities	$209,887	$320,417	$—

Accumulated deficit	$(1,265,711)	$(492,610)	$(110,875)

Total shareholders’ equity (deficit)	$5,537,185	$(242,610)	$114,125

3

RISK FACTORS

Investing in our common stock involves a high degree of risk. You should carefully consider the following Risk Factors before deciding whether to invest in our Company. Additional risks and uncertainties not presently known to us, or that we currently deem immaterial, may also impair our business operations or our financial condition. If any of the events discussed in the Risk Factors below occur, our business, consolidated financial condition, results of operations or prospects could be materially and adversely affected. In such case, the value and marketability of the common stock could decline.

Risks Relating to Our Business

If we are cannot complete a financing in the near future, we will be required to cease operations.

We incurred a net loss of approximately $597,000 during the three months ended September 30, 2016. Prior to the Merger, both the Company and Timefire had histories of incurring losses. The Company incurred net losses of approximately $239,000 and 395,000 in 2015 and 2014, respectively, and Timefire incurred net losses of approximately $382,000 and $111,000 in 2015 and 2014, respectively. At the time of our Merger in September 2016, we closed on a private placement which provided gross proceeds of $1.5 million. We have $154,000 of cash available as of the date of this prospectus and based on our estimated current liabilities, our working capital is $146,000. We expect that we can manage our accounts payable and sustain operations until February 20, 2017. To remain operational beyond that time, we must complete a financing. Because small companies like ours generally face more obstacles in obtaining financing, we cannot assure you that we will be successful in raising additional capital if needed. Further, if we complete a financing it may be very dilutive to shareholders.

Our ability to continue as a going concern is in doubt unless we obtain adequate new debt or equity financing and achieve sufficient sales levels.

As noted above, we have incurred significant net losses to date. We anticipate that we will continue to lose money for the foreseeable future. Additionally, we have negative cash flows from operations. Our continued existence is dependent upon generating sufficient working capital and obtaining adequate new debt or equity financing. Because of our continuing losses, without improvements in our cash flow from operations or new financing, we may have to continue to restrict our expenditures. Working capital limitations may impinge on our day-to-day operations, which may contribute to continued operating losses.

Because we will not meet the conditions required to trigger the forced exercise provisions of the warrants sold in our September 2016 private placement, we will not be able to force the holders to exercise and provide us with needed cash.

Warrants issued in our September 2016 private placement offering contained a provision through which the Company could require holders to either exercise their warrants or tender them for cancellation along with certain other preferred securities, subject to the Company meeting certain requirements, including minimum volume and price thresholds for its common stock on the OTCQB. While the Company is not permitted to utilize the forced exercise provisions until March 2017, the Company does not presently meet the volume requirements and management does not believe it is likely that the volume requirements will be met in the future. Further, even if the Company met all the requirements to utilize the forced exercise mechanism, the Company could not guarantee that holders would choose to exercise their warrants rather than submit them for cancellation. Therefore, the Company cannot rely, and investors should not rely, on the exercise of these warrants as a means for providing financing to the Company.

Because our management team has been in place for a very short period, it may be difficult to evaluate our future prospects and the risk of success or failure of our business.

Jeffrey Rassas, our Chief Executive Officer, and John Wise, our President, have only served on our management team since September 2016, although they have each served on the management committee of Timefire since 2014. In addition, while Timefire has been in existence and pursuing its business objectives since January 2014, our Company has only existed in its present corporate structure since the Merger. These limited time periods make it difficult to project whether our management team and operations will be successful.

4

If we cannot manage our growth effectively, we may not become profitable.

Businesses which grow rapidly often have difficulty managing their growth. If we continue to grow as rapidly as we anticipate, we will need to expand our management by recruiting and employing experienced executives and key employees capable of providing the necessary support. We cannot assure you that our management will be able to manage our growth effectively or successfully. Our failure to meet these challenges could cause us to lose money, and your investment could be lost.

If we lose the services of key personnel, it could adversely affect our business.

Hypatia was initially conceived by our President, John Wise, and its continued development is heavily dependent on his ongoing vision and direction. If we were to lose his services, it would pose significant difficulties to the timely and successful launch of Hypatia and the development of future TimefireVR products and services. In addition, it could be costly and time-consuming to identify individuals to replace him and our other executive officers if they were to leave, and our operations would be adversely affected. We do not have life insurance covering Mr. Wise or our other officers.

Because we will operate in a new and rapidly changing industry, it may be difficult for investors to evaluate our business and prospects.

Virtual reality, or VR, through which we expect to derive substantially all of our revenue, is a new and rapidly evolving technology. The growth of the virtual reality industry and the level of demand and market acceptance of our primary product, Hypatia, are subject to a high degree of uncertainty. Our future operating results will depend on numerous factors affecting the VR industry, many of which are beyond our control, including:

•	continued worldwide growth in the adoption and use of VR products, related hardware, and related social networks;

•	changes in consumer demographics and public tastes and preferences;

•	the availability and popularity of other forms of entertainment;

•	the worldwide growth of personal computer, broadband Internet and mobile device users, and the rate of any such growth; and

•	general economic conditions, particularly economic conditions adversely affecting discretionary consumer spending.

Our ability to plan for VR development, distribution and promotional activities will be significantly affected by our ability to anticipate and adapt to relatively rapid changes in the tastes and preferences of our current and potential users. New and different types of entertainment may increase in popularity at the expense of VR. A decline in the popularity of virtual reality in general or our products in particular would harm our business and prospects. In addition, any major shift in equipment platforms which we fail to anticipate would also adversely affect our business.

5

Because we are relying on a single product, Hypatia, to generate all of our revenue, we must continue to launch and enhance Hypatia features and services and attract a significant number of users in order to grow our revenues and sustain our competitive position.

Our ability to successfully launch, sustain and expand the Hypatia VR world and attract and retain users, including participants in the fee-generating components, largely will depend on our ability to:

•	complete development of Hypatia;
•	respond to bugs and possible early user concerns with the alpha and beta versions of Hypatia;

•	accelerate the development of Hypatia to a point where we can launch a version we can monetize;

•	anticipate and effectively respond to changing consumer interests and preferences;

•	attract, retain and motivate talented designers, product managers and engineers;

•	develop, sustain and expand features and products that are fun, interesting and compelling to use;

•	effectively market new products and enhancements to our existing users and new users;

•	minimize launch delays and cost overruns on new products and expansions;

•	minimize downtime and other technical difficulties; and

•	anticipate and adapt to new equipment platforms.

If we experience any failure or significant interruption in the performance of our network, our operations and business could be negatively impacted.

Our technology infrastructure is critical to the performance of our VR platform and to user satisfaction. Our VR platform will run on a complex distributed system, or what is commonly known as cloud computing. We anticipate that the primary elements of this system will be operated by third parties that we do not control and which would require significant time to replace. We may experience website disruptions, outages and other performance problems due to a variety of factors, including infrastructure changes, human or software errors and capacity constraints. A failure or significant interruption in our service would harm our reputation and operations. We expect to continue to make significant investments to our technology infrastructure to maintain and improve all aspects of user experience and product performance. To the extent that our disaster recovery systems are not adequate, or we do not effectively address capacity constraints, upgrade our systems as needed and continually develop our technology and network architecture to accommodate increasing traffic, our business and operating results may suffer. We do not maintain insurance policies covering losses relating to our systems and we do not have business interruption insurance.

If we are the target of security breaches, computer viruses and computer hacking attacks, our business and results of operations may be harmed.

Security breaches, computer malware and computer hacking attacks have become more prevalent in our industry and may occur on our systems in the future. Any security breach caused by hacking, which involves efforts to gain unauthorized access to information or systems, or to cause intentional malfunctions or loss or corruption of data, software, hardware or other computer equipment, and the inadvertent transmission of computer viruses could harm our business, financial condition and operating results. Though it is difficult to determine what harm may directly result from any specific interruption or breach, any failure to maintain performance, reliability, security and availability of our network infrastructure to the satisfaction of our users may harm our reputation and our ability to retain existing users and attract new users.

6

If we are unable to develop successful apps for mobile platforms, our growth prospects could suffer.

Developing Hypatia apps for mobile platforms is an important component of our strategy. We expect to devote substantial resources to the development of our mobile apps, and we cannot guarantee that our apps will appeal to users or advertisers. As discussed further below, the VR mobile platform is currently outperforming the headset platform with respect to accessible content, and presently the number of mobile platform users far exceeds the number of headset users.

The uncertainties we face include:

•	we have relatively limited experience working with wireless carriers, mobile platform providers and other partners whose cooperation we may need in order to be successful;
•	we may encounter difficulty in integrating features on apps developed for mobile platforms that a sufficient number of users will pay for; and
•	we will need to move beyond payment methods provided by social networks and successfully allow for a variety of payment methods and systems based on the mobile platform, geographies and other factors.

These and other uncertainties make it difficult to know whether we will succeed in developing commercially viable apps for mobile. If we do not succeed in doing so, our growth prospects will suffer.

If high-quality stand-alone VR headsets do not become significantly less expensive, it may harm our ability to grow our user base, and our business may be adversely affected.

While VR headsets that work with mobile phones, such as Google Cardboard or Samsung Gear VR, presently retail below $100, stand-alone headsets such as Playstation VR, HTC Vive, and Oculus Rift presently retail in the range of $300-$800. According to SuperData Research, Inc., approximately 89 million VR equipment platforms were sold in 2016, the vast majority of which were for use with mobile phones. Of the units sold, nearly 87 million were for use with mobile phones, and approximately 84 million were Google Cardboard units. While Google Cardboard is the least expensive VR platform presently available, with a retail price of around $15 as of the date of this prospectus, it does not offer many of the features and the higher quality performance of the more expensive platforms. Some users have reported a disorienting or unpleasant experience while using lower-priced VR systems. Therefore, VR users are faced with a trade-off between affordability and a more immersive experience. If an insufficient number of Hypatia’s potential users can afford stand-alone headsets, and if Hypatia is less enjoyable on a mobile platform, we may be unable to grow our business and generate sufficient revenues.

Because competition within the broader entertainment industry is intense and our potential users may be attracted to competing forms of entertainment such as offline and traditional online apps, television, movies and sports, as well as other entertainment options on the Internet, we may have difficulty generating revenues.

Our potential users face a vast array of entertainment choices. Other forms of entertainment, such as offline, traditional online, personal computer and console apps, television, movies, sports and the Internet, are much larger and more well-established markets and may be perceived by our potential users to offer greater variety, affordability, interactivity and enjoyment. These other forms of entertainment compete for the discretionary time and income of our potential users. If we are unable to sustain sufficient interest in our products in comparison to other forms of entertainment, including new forms of entertainment, our business model may not be viable.

7

Because competition in the VR industry is intense and many potential competitors have vastly greater resources, we may have difficulty developing products that attract sufficient market share to generate the revenues we need to be successful.

The VR industry is highly competitive and we expect more companies to enter the sector and a wider range of social apps to be introduced. Our competitors that develop social apps for social networks vary in size and include publicly-traded companies such as Alphabet Inc. (parent of Google Inc.), Microsoft Corporation, Apple Inc. (including through its acquisition of Metaio GmbH) and Nokia Corporation, and privately-held companies such as Altspace VR Inc., Linden Research, Inc., (doing business as Linden Lab); UK-based Starship Group, High Fidelity, Inc., VRChat LLC, and VR Life S.L. Some of these current and potential competitors have significant resources for developing or acquiring additional apps, may be able to incorporate their own strong brands and assets into their apps, have a more diversified set of revenue sources than we do and may be less severely affected by changes in consumer preferences, regulations or other developments that may impact the VR industry. In addition, we have limited experience in developing apps for mobile and other platforms and our ability to succeed on those platforms is uncertain. As we continue to devote significant resources to developing apps for those platforms, we will face significant competition from established companies, including Google, Microsoft, Apple and Nokia. We expect new VR competitors to enter the market and existing competitors to allocate more resources to develop and market competing apps and applications. The value of our virtual goods is highly dependent on how we manage the economies in our products. If we fail to manage these economies properly, our business may suffer.

If we fail to protect or enforce our intellectual property rights, or if the costs involved in protecting and defending these rights are prohibitively high, our business and operating results may suffer.

We regard the protection of our trade secrets, copyrights, trademarks, domain names and other product rights as critical to our success. We strive to protect our intellectual property rights by relying on federal, state and common law rights, as well as contractual restrictions. We enter into confidentiality and invention assignment agreements with our employees and contractors and confidentiality agreements with parties with whom we conduct business in order to limit access to, and disclosure and use of, our proprietary information. However, these contractual arrangements and the other steps we have taken to protect our intellectual property may not prevent the misappropriation of our proprietary information or deter independent development of similar technologies by others.

We will pursue the registration of our domain names, trademarks, and service marks in the United States and in certain locations outside the United States as we continue to grow and launch our products. We will seek to protect our trademarks, patents and domain names in an increasing number of jurisdictions, a process that is expensive and time-consuming and may not be successful or which we may not pursue in every location. We may, over time, increase our investment in protecting our innovations through increased patent filings that are expensive and time-consuming and may not result in issued patents that can be effectively enforced. The Leahy-Smith America Invents Act (“the Leahy-Smith Act”) was adopted in September 2011. The Leahy-Smith Act includes a number of significant changes to United States patent law, including provisions that affect the way patent applications will be prosecuted and may also affect patent litigation. One of the key provisions of this law, changing the U.S. patent registry from a “first to invent” to a “first inventor to file” system, has only been effective since March 2013, and the effects of this change on small businesses like ours are not yet clear. It is remains possible that the Leahy-Smith Act and its implementation will increase the uncertainties and costs surrounding the prosecution of patent applications and the enforcement or defense of issued patents, all of which could harm our business.

8

If we are required to sue third parties who we allege are violating our intellectual property rights, or if we are sued for violating a third party’s patents or other intellectual property rights, we may incur substantial expenses, and we could incur substantial damages, including amounts we cannot afford to pay.

Litigation may be necessary to enforce our intellectual property rights, protect our trade secrets or determine the validity and scope of proprietary rights claimed by others. Patent and intellectual property litigation is extremely expensive and beyond our ability to pay. While third parties do, under certain circumstances, finance litigation for companies that file suit, we cannot assure you we could find a third party to finance any claim we choose to pursue. Moreover, third parties do not finance companies that are sued. Any litigation of this nature, regardless of outcome or merit, could result in substantial costs, adverse publicity or diversion of management and technical resources, any of which could adversely affect our business and operating results. If we fail to maintain, protect and enhance our intellectual property rights, our business and operating results may be harmed.

From time to time, we may face allegations that we have infringed the trademarks, copyrights, patents and other intellectual property rights of third parties, including from our competitors and inactive entities. Patent and other intellectual property litigation may be protracted and expensive, and the results are difficult to predict. As the result of any court judgment or settlement we may be obligated to cancel the launch of a new feature or product, stop offering certain features or products, pay royalties or significant settlement costs, purchase licenses or modify our apps and features while we develop substitutes.

In addition, we use open source software in our products and expect to continue to use open source software in the future. From time to time, we may face claims from companies that incorporate open source software into their products, claiming ownership of, or demanding release of, the source code, the open source software and/or derivative works that were developed using such software, or otherwise seeking to enforce the terms of the applicable open source license. These claims could also result in litigation, require us to purchase a costly license or require us to devote additional research and development resources to change our products, any of which would have a negative effect on our business and operating results.

If our users discover programming errors or flaws in our VR platform, it could harm our reputation or decrease market acceptance of our VR platform and negatively impact our operating results.

Initial versions of our VR platform may contain errors, bugs, flaws or corrupted data, particularly as we launch our new VR platform and rapidly release new features under tight time constraints. While we will perform extensive testing and launch trial phases of our products before full-scale commercial launch, these defects may only become apparent after full commercial launch. We believe that if our users have a negative experience with our products, they may be less inclined to continue or resume playing our products or recommend our products to other potential users. Undetected programming errors, game defects and data corruption can disrupt our operations, adversely affect the experience of our users, harm our reputation, cause our users to stop engaging with our products, divert our resources and delay market acceptance of our products, any of which could result in legal liability to us or harm our operating results.

9

Evolving regulations concerning data privacy may result in increased regulation and different industry standards, which could prevent us from providing our current products to our users, or require us to modify our products, thereby harming our business.

The regulatory framework for privacy issues worldwide is currently in flux and is likely to remain so for the foreseeable future. Practices regarding the collection, use, storage, transmission and security of personal information by companies operating over the Internet and mobile platforms have recently come under increased public scrutiny, and civil claims alleging liability for the breach of data privacy have been asserted against companies like ours. The U.S. government, including the Federal Trade Commission and the Department of Commerce, has announced that it is reviewing the need for greater regulation for the collection of information concerning consumer behavior on the Internet, including regulation aimed at restricting certain targeted advertising practices. In addition, the European Union is in the process of proposing reforms to its existing data protection legal framework, which may result in a greater compliance burden for companies with users in Europe. Various government and consumer agencies have also called for new regulation and changes in industry practices. In addition, our business could be adversely affected if laws or regulations are adopted, interpreted, or implemented in a manner that is inconsistent with our current business practices and that require changes to these practices, the design of our website, products, features or our privacy policy. In particular, the success of our business has been, and we expect will continue to be, driven by our ability to responsibly use the data that our users share with us. Therefore, our business could be harmed by any significant change to applicable laws, regulations or industry practices regarding the use or disclosure of data our users choose to share with us, or regarding the manner in which the express or implied consent of users for such use and disclosure is obtained. Such changes may require us to modify our products and features, possibly in a material manner, and may limit our ability to develop new products and features that make use of the data that our users voluntarily share with us.

Because we will process and store some of the personal information of our users, including credit card and other payment information, we are potentially vulnerable to security breaches resulting in the theft of confidential information, which would adversely affect our business.

We will receive, store and process personal information and other user data, and we enable our users to share their personal information with each other and with third parties, including on the Internet and mobile platforms. There are numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other user data on the Internet and mobile platforms, the scope of which are changing, subject to differing interpretations, and may be inconsistent between countries or conflict with other rules. Compliance with these rules may be costly. Further, while we will take steps to protect our users’ confidential information from misuse and theft, we cannot guarantee that our electronic systems for storing and processing personal and credit card information will not be vulnerable to security breaches. Our own errors in the storage, use or transmission of personal information could also result in a breach of user privacy. If our users’ confidential information is stolen or inadvertently disseminated, we may become subject to lawsuits or other proceedings for purportedly fraudulent transactions or invasions of privacy. In addition, we could face in liability under state and federal privacy statutes and legal or administrative actions by state attorneys general, private litigants, and federal regulators. Any such claim or proceeding, or any adverse publicity resulting from these allegations, may harm our reputation, discourage users and potential users, and have a material adverse effect on our business, financial condition, results of operations and cash flows.

10

Because we will be dependent on certain third party vendors for key services, we are vulnerable to disruptions in the supply of these services which are beyond our control, and which could harm our operations.

The Company will depend on a number of third parties to supply key elements of the VR technology, particularly content and information services. We cannot be certain that any of these providers will be willing and able to continue to provide these services in an efficient and cost-effective manner or that they will be willing or able to meet our evolving needs. If our potential vendors and/or content providers fail to meet their obligations, provide poor, inaccurate or untimely service, or we are unable to make alternative arrangements for the supply of these services, we may fail, in turn, to provide our services or to meet our obligations to our users and our business, financial condition and our operating results could be materially harmed.

Risks Relating to Our Common Stock

Because our common stock is subject to the “penny stock” rules, brokers cannot generally solicit the purchase of our common stock, which adversely affects its liquidity and market price.

The Securities and Exchange Commission (“SEC”) has adopted regulations which generally define “penny stock” to be an equity security that has a market price of less than $5.00 per share, subject to specific exemptions. The market price of our common stock on the OTCQB is presently less than $5.00 per share and therefore we are considered a “penny stock” according to SEC rules. Further, we do not expect our stock price to rise above $5.00 in the immediate future. The “penny stock” designation requires any broker-dealer selling these securities to disclose certain information concerning the transaction, obtain a written agreement from the purchaser and determine that the purchaser is reasonably suitable to purchase the securities. These rules limit the ability of broker-dealers to solicit purchases of our common stock and therefore reduce the liquidity of the public market for our shares.

Moreover, as a result of apparent regulatory pressure from the SEC and the Financial Industry Regulatory Authority, a growing number of broker-dealers decline to permit investors to purchase and sell or otherwise make it difficult to sell shares of penny stocks. The “penny stock” designation may continue to have a depressive effect upon our common stock price.

Because of their share ownership, our management may be able to exert control over us to the detriment of minority shareholders.

Our executive officers and directors beneficially own approximately 75% of our common stock (including our President, John Wise, who beneficially owns approximately 69% of our outstanding common stock). These shareholders acting together, or even Mr. Wise acting alone, would be able to control our management and affairs and all matters requiring shareholder approval, including significant corporate transactions. This concentration of ownership may have the effect of delaying or preventing our change in control and might affect the market price of our common stock. For more information see page 30.

If our common stock becomes subject to a “chill” imposed by the Depository Trust Company, or DTC, your ability to sell your shares may be limited.

The DTC acts as a depository or nominee for street name shares that investors deposit with their brokers. DTC in the last several years has increasingly imposed a chill or freeze on the deposit, withdrawal and transfer of common stock of issuers whose common stock trades on the tiers of the OTC Markets. Depending on the type of restriction, a chill or freeze can prevent shareholders from buying or selling shares and prevent companies from raising money. A chill or freeze may remain imposed on a security for a few days or an extended period of time (in at least one instance a number of years). While we have no reason to believe a chill or freeze will be imposed against our common stock again in the future, if it were your ability to sell your shares would be limited. In such event, your investment will be adversely affected.

Due to factors beyond our control, our stock price may be volatile.

Any of the following factors could affect the market price of our common stock:

•	Difficulties with the alpha or beta versions of Hypatia;
•	Our failure to launch Hypatia on our previously announced timeline or with previously announced features;
•	Our public disclosure of the terms of any financing which we consummate in the future;
•	Our failure to generate increasing material revenues;
•	Our failure to become profitable;
•	Our failure to raise working capital;
•	Announcements by us or our competitors of significant contracts, new services, acquisitions, commercial relationships, joint ventures or capital commitments;
•	Our failure to meet financial analysts’ performance expectations;
•	Changes in earnings estimates and recommendations by financial analysts;
•	The sale of large numbers of shares of common stock which we have registered;
•	Short selling activities; or
•	Changes in market valuations of similar companies.

In the past, following periods of volatility in the market price of a company’s securities, securities class action litigation has often been instituted. A securities class action suit against us could result in substantial costs and divert our management’s time and attention, which would otherwise be used to benefit our business.

Because we may issue preferred stock without the approval of our shareholders and have other anti-takeover defenses, it may be more difficult for a third party to acquire us and could depress our stock price.

In general, our Board may issue, without a vote of our shareholders, one or more additional series of preferred stock that have more than one vote per share, although the Company’s ability to designate and issue preferred stock is currently restricted by covenants under our agreements with prior investors. Without these restrictions, our Board could issue preferred stock to investors who support us and our management and give effective control of our business to our management. Additionally, issuance of preferred stock could block an acquisition resulting in both a drop in our stock price and a decline in interest of our common stock. This could make it more difficult for shareholders to sell their common stock. This could also cause the market price of our common stock shares to drop significantly, even if our business is performing well.

Because we cannot raise capital from conventional bank financing, shareholders will be diluted in the future as a result of the issuance of additional securities.

To meet our working capital needs, we expect to issue additional shares of common stock or securities convertible, exchangeable or exercisable into common stock from time to time, which could result in substantial dilution to investors. Investors should anticipate being substantially diluted based upon the current condition of the capital and credit markets and their impact on small companies.

Because we may not be able to attract the attention of major brokerage firms, it could have a material impact upon the price of our common stock.

It is not likely that securities analysts of major brokerage firms will provide research coverage for our common stock since these firms cannot recommend the purchase of our common stock under the penny stock rules referenced in an earlier risk factor. The absence of such coverage limits the likelihood that an active market will develop for our common stock. It may also make it more difficult for us to attract new investors at times when we require additional capital.

Since we intend to retain any earnings for development of our business for the foreseeable future, you will likely not receive any dividends for the foreseeable future.

We have not paid dividends in the past and do not intend to pay any dividends in the foreseeable future, as we intend to retain any earnings for development and expansion of our business operations. As a result, you will not receive any dividends on your investment for an indefinite period of time.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus includes forward-looking statements including statements regarding liquidity, anticipated cash flows, future capital-raising activity, and the development of our primary product, Hypatia, including Hypatia’s expected launch timeline, features, and distribution channels. All statements other than statements of historical facts contained in this prospectus, including statements regarding our future financial position, liquidity, business strategy and plans and objectives of management for future operations, are forward-looking statements. The words “believe,” “may,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “could,” “target,” “potential,” “is likely,” “will,” “expect” and similar expressions, as they relate to us, are intended to identify forward-looking statements. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. These forward-looking statements are subject to a number of risks, uncertainties and assumptions described in “Risk Factors” elsewhere in this prospectus. Other sections of this prospectus may include additional factors which could adversely affect our business and financial performance. New risk factors emerge from time to time and it is not possible for us to predict all such risk factors, nor can we assess the impact of all such risk factors on our business or the extent to which any risk factor, or combination of risk factors, may cause actual results to differ materially from those contained in any forward-looking statements. Except as otherwise required by applicable laws, we undertake no obligation to publicly update or revise any forward-looking statements or the risk factors described in this prospectus, whether as a result of new information, future events, changed circumstances or any other reason after the date of this prospectus.

DILUTION

The shares being registered herein which underlie warrants and shares of preferred stock are not yet outstanding. Therefore, there will be dilution to our existing shareholders to the extent the warrants are exercised and the shares of preferred stock are converted.

USE OF PROCEEDS

We will not receive any proceeds upon the sale of shares by the selling shareholders. We will however receive proceeds from the exercise of the warrants. We plan on using these proceeds received from the selling shareholders to support our growth and for general corporate purposes, including working capital.

11

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2016. The table should be read in conjunction with the consolidated financial statements and related notes included elsewhere herein:

As of September 30, 2016
(Unaudited)
Cash and cash equivalents	$774,363
Debt:
Shareholders’ equity:
Preferred Series A stock	396,728
Preferred Series A-1 stock	204
Preferred Series B stock	0
Preferred Series C stock	8
Common stock	43,009
Additional paid-in capital	6,759,675
Accumulated deficit	(1,265,711)
Total shareholders’ equity	$5,537,185

MARKET FOR COMMON STOCK

Our stock trades on the OTCQB, under the symbol “TFVR.” The last reported sale price of our common stock as reported by the OTCQB on February 3, 2017 was $0.37. As of that date, we had approximately 550 record holders of our common stock and we believe that there are substantially more beneficial owners than record holders.

The following table provides the high and low bid price information for our common stock as quoted on the OTCQB for the periods indicated. Prices reflect inter-dealer prices, without retail mark-up, mark-down or commission and do not necessarily represent actual transactions. Our common stock does not trade on a regular basis.

		Prices (1)
Year	Period Ended	High	Low

2016	March 31	$0.60	$0.20
	June 30	$0.50	$0.40
	September 30	$0.80	$0.40
	December 31	$2.50	$0.40

2015	March 31	$2.00	$0.80
	June 30	$1.30	$0.80
	September 30	$0.80	$0.50
	December 31	$0.50	$0.20

________________
(1)	All prices give effect to a one-for-10 reverse stock split effected in November 2016.

Dividend Policy

We have not paid cash dividends on our common stock and do not plan to pay such dividends in the foreseeable future. Our Board will determine our future dividend policy on the basis of many factors, including results of operations, capital requirements, and general business conditions.

12

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS

This discussion should be read in conjunction with the other sections contained herein, including the risk factors and the consolidated financial statements and the related exhibits contained herein. The various sections of this discussion contain a number of forward-looking statements, all of which are based on our current expectations and could be affected by the uncertainties and risk factors described throughout this prospectus as well as other matters over which we have no control. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of certain factors, including but not limited to those set forth in this prospectus. See “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

Company Overview

The Company is a Nevada corporation. Effective September 13, 2016, the Company entered into an Agreement and Plan of Merger (“Merger Agreement”) through which the Company acquired Timefire, a Phoenix-based virtual reality content developer that is an Arizona Limited Liability Company. As consideration for the Merger, the Company issued the equity holders of Timefire a total of 41,400,000 shares of the Company’s common stock, and 2,800,000 five year warrants exercisable at $0.58 per share for 100% of the membership interests of Timefire. As a result, the former members of Timefire owned approximately 99% of the then outstanding shares of common stock. The operations of the Company from the acquisition date represent the business of Timefire. Effective November 21, 2016, the Company effected a 1-for-10 reverse stock split and changed our name to TimefireVR Inc. The foregoing numbers give effect to the reverse split. All references to “we,” “our” and “us” refer to the Company and its subsidiaries (including Timefire), unless the context otherwise indicates.

Results of Operations

For the Nine Months Ended September 30, 2016 Compared with the Nine Months Ended September 30, 2015

Total revenue for the nine months ended September 30, 2016 was $203,640 as compared to $6,500 for the nine months ended September 30, 2015. This is a result of the completion of a software development project for a related party, totaling $202,500. Operating expenses in the nine months ended September 30, 2016 amounted to $762,702 as compared to $299,465 for the nine months ended September 30, 2015. The increase in operating expenses is primarily due to costs related to the merger transaction as well as increased employee headcount resulting in additional research and development costs. The net loss for the nine months ended September 30, 2016 was $773,101 as compared to $300,619 for the nine ended September 30, 2015, the difference being primarily due to the merger-related costs and payroll expenses.

For the Year Ended December 31, 2015 Compared with the Period from January 23, 2014 (Commencement of Operations) to December 31, 2014

Total revenue for the year ended December 31, 2015 was $6,500 as compared to $0 for the period from January 23, 2014 (commencement of operations) to December 31, 2014. The result is the completion of a small software development project. Operating expenses in the year ended December 31, 2015 were $386,418 as compared to $110,875 in 2014. The increase was primarily due to research and development expenses totaling $353,398 versus $94,136, an increase of $259,262. The net loss for the year ended December 31, 2015 was $381,735, as compared to $110,875 for 2014. The difference is primarily due to the increase research and development costs.

13

Liquidity and Capital Resources

We have $154,000 of cash available as of the date of this prospectus and based on our estimated current liabilities, our working capital is $146,000. We expect that we can manage our accounts payable and sustain operations until February 20, 2017. To remain operational beyond that time, we must complete a financing. We cannot guarantee you that we will be successful in obtaining such financing, or that the terms of such financing will be favorable to us. See “Risk Factors,” above.

Going Concern

We have not attained profitable operations and are dependent upon obtaining financing to continue our operating activities. For these reasons, our auditors stated in their report on our audited financial statements that they have substantial doubt that we will be able to continue as a going concern

Critical Accounting Policies and Estimates

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. A complete summary of these policies is included in the notes to our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

The Company has implemented all new accounting pronouncements that are in effect. These pronouncements did not have any material impact on the financial statements unless otherwise disclosed, and the Company does not believe that there are any other new accounting pronouncements that have been issued that might have a material impact on its financial position or results of operations.

Off Balance Sheet Arrangements

We do not engage in any activities involving variable interest entities or off-balance sheet arrangements.

14

BUSINESS

Description of Business

History

The Company was originally incorporated in the State of Colorado on February 16, 1984 under the name of Oravest Interests, Inc.  On March 14, 2002, after several prior name changes, we changed our name to Broadleaf Capital Partners, Inc.   On April 10, 2002 we effectuated a merger with Broadleaf Capital Partners, Inc., a Nevada corporation (which had been formed on March 19, 2001) and as a result re-domiciled to the State of Nevada.  On July 23, 2014 we changed our name to EnergyTek Corp.

On March 31, 2014 we closed a transaction whereby we acquired certain assets and assumed certain liabilities of Texas Gulf Oil & Gas, Inc., a Nevada corporation, which were contributed to our then wholly-owned subsidiary Texas Gulf Exploration & Production, Inc. On March 31, 2014, we also closed a transaction whereby we acquired certain assets and assumed certain liabilities of Litigation Capital, Inc., a Nevada corporation, which were contributed to our then wholly-owned subsidiary Legal Capital Corp.

On January 6, 2015, we entered into a Joint Venture Agreement with Wagley Offshore-Onshore, Inc. to pursue a distressed energy asset acquisition program. The joint venture was formed as Wagley-EnergyTEK J.V. LLC, a Texas limited liability company to which we issued 2,000,000 restricted shares of our common stock.

Effective September 13, 2016, the Company acquired Timefire, a Phoenix-based virtual reality content developer that is an Arizona limited liability company which is now a wholly-owned subsidiary of the Company. As consideration for the acquisition, the Company issued the equity holders of Timefire a total of 41,400,000 shares of the Company's common stock and 2,800,000 five-year warrants, which constituted a change of control of the Company (the “Merger”). Effective November 21, 2016, we effected a one-for-10 reverse stock split and changed our name to TimefireVR Inc. The common stock share numbers used throughout this prospectus give effect to the reverse split.

In connection with the Merger, the Company dissolved Wagley-EnergyTEK J.V. LLC and cancelled its shares of the Company. In December 2016, the Company transferred ownership of Texas Gulf Oil & Gas, Inc. and Legal Capital Corp. to Litigation Capital, Inc. in exchange for Litigation Capital, Inc. assuming $178,000 of the Company’s debt.. This had the effect of terminating the Company’s oil and gas business.

Description of our Products and Services

The focus of Timefire’s business is building a software-based virtual reality, or “VR,” ecosystem designed to alter the course of social interaction, experiential learning, commerce, and culture by way of VR. Using our VR developed content as well as community-developed content, we intend to provide a complex and massive virtual economy that is replete with the arts, culture, education, social interaction, and commerce. We sometimes refer to this VR ecosystem as a “metaverse.”

The virtual reality industry is an emerging industry that finds a number of major computer companies including Alphabet Inc. (the parent of Google Inc.), Sony Corporation, Apple Inc., Facebook, Inc., HTC Corporation, Valve Corporation, Intel Corporation, and Microsoft Corporation positioning themselves as leaders. While these major companies have focused on the hardware or headset side of the VR business, their immense resources and software expertise makes it likely that they will focus on the software side as well.

15

Timefire’s planned role is as a software developer aimed at creating products like Hypatia which are useful and enjoyable for consumers. However, for the Company to be able to successfully deploy Hypatia, there must be a robust, useful and relatively inexpensive VR headset as widely sold and used by consumers as devices such as PlayStation and X-Box. While VR headsets that work with mobile phones, such as Google Cardboard or Samsung Gear VR, presently retail below $100, stand-alone headsets such as PlayStation VR, HTC Vive, and Oculus Rift presently retail in the range of $300-800. According to SuperData Research, Inc., approximately 89 million VR equipment platforms were sold in 2016, the vast majority of which were for use with mobile phones. See “Risk Factors,” above for how our business may be affected by the price and features of available equipment platforms.

Our first product, which has been under full development for over two years, is the first VR global city, “Hypatia.” Hypatia is designed to offer revolutionary social and experiential content and is expected to launch with over 40 hours of unique content. In addition, Hypatia will offer an expanding ecosystem where its users can create, market, and sell products and services, experience new content daily, and visit new features.

Hypatia will launch with a master planned community of 50,000 buildings containing shops, apartments, museums, and other facilities featuring over 150 miles of streets, paths, and riverways. Timefire will expand Hypatia as the VR market demands. While our initial launch is influenced by Amsterdam and Barcelona, we are also building towns influenced by a number of different international capitals, including Venice, Paris, London, Osaka, New York City, Mexico City, Washington D.C., and more.

Hypatia will be free to download and explore basic features, while other features will require payment to utilize. In addition, users will be able to purchase virtual business space where they can offer both virtual and real world goods for sale, as well as offer and purchase services, such as courses and classes. The site will offer third-party branded content as well as tasteful advertising on street signs and benches similar to real world advertising. Our revenue model is based on the utilization of both soft and hard currency, where real dollars are used to acquire in-game dollars. We will face challenges maintaining and regulating our in-game currency and facilitating the process of converting it to real world dollars.

Hypatia’s unique architecture and features afford multiple monetization opportunities, including real estate, advertising, participation fees, and commerce. Hypatia is developing a wide number of activities for the player, some of which include participation fees, including commerce, music and art creation, holographic books, voice chat, 360 degree video experience, games and puzzles, trains, bicycles, Vespas, boating, karaoke, apartments for sale, business space for sale, and an avatar builder. In November 2016, we entered an agreement to build Hypatia’s first virtual store with State Bicycle Co., a real world bicycle retailer that will rent branded virtual bicycles to Hypatia visitors and residents.

16

Anticipated Trial and Launch Timeline

The Company expects to launch its first, or test, version of Hypatia – which we refer to as “Alpha Phase I” - in the first quarter of 2017. The initial test field will be comprised of VR industry experts and seasoned gamers, as well as some users with no prior VR or gaming experience. The test phase is expected to last approximately one month, providing detailed analysis which the Company will use to make adjustments and modifications to the product. Our Alpha Phase II trial is expected to launch in the third quarter of 2017, involving a total of 5,000 test users, including our original Alpha Phase I testers.

We expect to launch Hypatia in its substantially final form, or the beta version, in the fourth quarter of 2017. We are planning the commercial launch of our complete, fully market-ready product to coincide with the CES 2018 Consumer Electronics Show taking place in January 2018 in Las Vegas, Nevada.

Hypatia’s initial commercial roll-out will be social media driven, including through the Steam VR store, which had approximately 125 million users as of April 25, 2016, according to a Valve Corporation press release. Subsequent roll-out is planned for platforms such as Oculus (which remains a closed system until 2018), PlayStation, and Google Direct Venture, with planned applications for Google Play and the Apple App Store.

Competition & Competitive Strengths

The primary competitors to Hypatia are AltspaceVR (developed by Altspace VR Inc.), Sansar and Second Life (developed by Linden Research, Inc., doing business as Linden Lab); vTime (developed by the UK-based Starship Group); High Fidelity (developed by High Fidelity, Inc.); VRChat (developed by VRChat LLC), and VR Life (developed by VR Life S.L.) all of which are virtual environments. Other than Sansar, Second Life and High Fidelity, our competitors primarily provide seated-only chat in a fixed area environment.

To the Company’s knowledge, only Sansar, Second Life and High Fidelity are planning the launch of a metaverse built for the immersive tethered headset VR platform. These environments are expected to be more heavily curated by users than Hypatia will be, which creates the risk that they will be less suitable environments for younger users. Hypatia is developing and integrating a review process for all community-generated content prior to that content going live. In addition, these competitive worlds appear to be geared primarily at the social space, with entertainment playing a large role. In contrast, Hypatia's ultimate focus is experiential learning involving cultural immersion, social interaction, collaborative participation, and commerce in addition to entertainment. We expect that Hypatia’s city elements will be further distinguished from our competitors’ by the incorporation of density and scarcity largely influenced by international capitals, including Amsterdam, Barcelona, Venice, Paris, London, Osaka, New York, Mexico City, and Washington, D.C.

Employees

As of February 3, 2017, we had 29 full-time employees. None of our employees are parties to any collective bargaining arrangement. We believe our relationships with our employees are good.

17

Regulation

Because we will receive, store and process personal information and other user data, we are subject to numerous federal, state and local laws around the world regarding privacy and the storing, sharing, use, processing, disclosure and protection of personal information and other user data on the Internet and mobile platforms. The scope of these regulations are continuing to evolve, and they may be inconsistent among the locations in which we operate and our users reside. Compliance with these rules may be difficult and costly, and if we fail to comply, we could face in liability under these statutes and legal or administrative actions by government entities and private litigants. See “Risk Factors,” above, for further discussion of the risks we face related to safeguarding our electronic systems and user information.

Property

The Company’s principal office is located at 7600 E. Redfield Rd., #100, Building A, Scottsdale, AZ 85260 for which the Company pays monthly rent in the amount of $8,121.

Legal Proceedings

From time to time, we may be party to, or otherwise involved in, legal proceedings arising in the normal and ordinary course of business. As of the date of this report, we are not aware of any proceeding, threatened or pending, against us which, if determined adversely, would have a material effect on our business, results of operations, cash flows or financial position.

MANAGEMENT

As disclosed above and described further below, effective September 13, 2016, the Company consummated a merger transaction, or the Merger, with Timefire. In connection with the Merger, the Company made changes to the persons serving as executive officers and directors of the Company. These changes constituted a change of control of the Company. The table below reflects the Company’s management as of February 3, 2017.

Name	Age	Position

Jeffrey Rassas	54	Chief Executive Officer
John M. Wise	53	President and Director
Jessica L. Smith	38	Interim Chief Financial Officer and Treasurer
Lou Werner, III	47	Director

Jeffrey Rassas has served as the Company’s Chief Executive Officer since January 31, 2017. He also served as Chief Strategy Officer from September 7, 2016 through January 31, 2017 and a director since December 5, 2016. Mr. Rassas has served as the Chief Executive Officer and Chairman of Airware Labs Corp. (OTCQB: AIRW), a Class 1 consumer medical device company, since 2012.  In addition, since 2014, he has served on the management committee of Timefire.  He previously served as founder, Chief Executive Officer and Chairman of YouChange Holdings Corp (merged with Quest Resource Management, NASDAQ:QRHC) from 2008 through 2012.

John M. Wise has served as the Company’s President and a director since September 7, 2016. Mr. Wise, founded Timefire in 2014 and has served as a member of its management committee since its inception. Mr. Wise has also been an author since 2010.

Jessica L. Smith was appointed as Interim Chief Financial Officer of the Company effective September 13, 2016 and Treasurer of the Company on September 26, 2016. Ms. Smith is a certified public accountant in the State of Arizona. Ms. Smith has served as the Chief Financial Officer of Airware Labs Corp. (OTCQB: AIRW) since December 2012 and as its Secretary and Treasurer since January 2013. Since 2008, she has also provided accounting and financial consulting services through her company, JS Accounting & Tax, PLLC.

Lou Werner, III was appointed as a director on December 5, 2016. Mr. Werner is an architect and has been the owner of Formwerks Studios, L.L.C. since 2001. Since 2014, he has also served on the Board of Directors of Technisoil Industrial, LLC.

There are no family relationships among our directors and/or executive officers.

18

Board Committees and Charters

Our Board of Directors does not currently have any committees and as such the Board as a whole carries out the functions of audit, nominating and compensation committees due to our limited size and resources.  The Board of Directors has determined that the functions of such committees will be undertaken by the entire Board.

Director Independence

Our Board of Directors affirmatively determines the independence of each director and nominee for election as a director in accordance with the independence standards of the Nasdaq Listing Rules. Based on this standard, the Board of Directors has determined that Mr. Werner qualifies as independent.

Code of Ethics

Our Board of Directors intends to adopt a revised Code of Ethics which will cover all directors, executive officers, and employees and will comply with the requirements of the Sarbanes-Oxley Act of 2002 and the rules and regulations of the SEC thereunder. Following its adoption, a copy of the Code of Ethics will be made available upon request at no charge. Requests should be directed in writing to the Company at 7600 E. Redfield Rd., #100, Building A, Scottsdale, Arizona, 85260.

Shareholder Communications

Although we do not have a formal policy regarding communications with the Board, shareholders may communicate with the Board by writing to us at 7600 E. Redfield Rd., #100, Building A, Scottsdale, Arizona, 85260, Attention: Corporate Secretary. Shareholders who would like their submission directed to a member of the Board may so specify, and the communication will be forwarded, as appropriate.

Board Structure

At the present time, we do not have a designated Chairman of the Board, which we believe is appropriate given the small size of our present Board. We may, in the future, re-evaluate whether to designate a Chairman, and if so, whether that position should be held by a director who is also an executive officer.

Board Assessment of Risk

Our risk management function is overseen by our Board. Our management keeps its Board apprised of material risks and provides its directors access to all information necessary for them to understand and evaluate how these risks interrelate, how they affect us, and how management addresses those risks. Our Chief Executive Officer works closely together with the Board once material risks are identified on how to best address such risks. If the identified risk poses an actual or potential conflict with management, our independent director may conduct the assessment.

19

Risk Assessment Regarding Compensation Policies and Practices as they Relate to Risk Management

Our compensation program for employees does not create incentives for excessive risk-taking by our employees or involve risks that are reasonably likely to have a material adverse effect on us. Our compensation has the following risk-limiting characteristics:

•	Our base pay programs consist of competitive salary rates that represent a reasonable portion of total compensation and provide a reliable level of income on a regular basis, which decreases incentive on the part of our executives to take unnecessary or imprudent risks;
•	We do not presently have any executive officers eligible to receive incentive-based compensation that might encourage risk-taking to increase short-term compensation at the expense of longer term company results;
•	Our 2016 Equity Incentive Plan provides that equity awards may be recovered by us should a restatement of earnings occur upon which incentive compensation awards were based, or in the event of other wrongdoing by the recipient; and
•	Equity awards, including those granted to date, will generally provide for multi-year vesting which aligns the long-term interests of our executives with those of our shareholders and, again, discourages the taking of short-term risk at the expense of long-term performance.

20

EXECUTIVE COMPENSATION

Any compensation received by our officers, directors, and management personnel will be determined from time to time by our Board of Directors. Our officers, directors, and management personnel will be reimbursed for any out-of-pocket expenses incurred on our behalf.

Summary Compensation Table

The following information is related to the compensation paid, distributed or accrued by us to our present Chief Executive Officer (principal executive officer), the individual serving as Chief Executive Officer at the end of the last fiscal year, and the two other most highly compensated executive officers serving at the end of the last fiscal year whose total compensation exceeded $100,000 in 2016. We refer to these persons as the “Named Executive Officers.” The Company had no executive officers whose compensation exceeded $100,000 in 2016; accordingly, only our present and former Chief Executive Officers are included in the table below.

						Non-Equity Incentive	Non- qualified Deferred
Name and				Stock	Option	Plan	Compensation	All Other
Principal	Year	Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Position	Ended	$	$	$	$	$	$	$	$
Jeffrey Rassas,	2016	67,634	—	—	—	—	—	—	67,634
CEO and Secretary (1)	2015	—	—	—	—	—	—	—	—

Jonathan R. Read	2016	80,634	—	226,000	—	—	—	—	306,634
CEO and Former President (2)	2015	10,000	—	—	—	—	—	—	10,000

(1) Mr. Rassas served as Chief Strategy Officer from September 13, 2016 through January 31, 2017, when he was appointed Chief Executive Officer.

(2) Mr. Read served as President and Chief Executive Officer from November 2015 through September 13, 2016 and as Chief Executive Officer, Secretary, and Chairman from September 13, 2016 through January 31, 2017.

21

Employment Agreements

We presently have the following employment arrangements with our executive officers:

Jeffrey Rassas

In connection with the Merger, Mr. Rassas entered into an employment agreement with the Company pursuant to which he receives $150,000 a year for his services. The employment agreement has an initial term of two years and automatically renews for one-year terms thereafter unless terminated by either Mr. Rassas or the Company. Mr. Rassas will also be eligible for a bonus at the discretion of the Company’s Board of Directors.

John M. Wise

In connection with the Merger, Mr. Wise entered into an employment agreement with the Company pursuant to which he receives $150,000 a year for his services. The employment agreement has an initial term of two years and automatically renews for one-year terms thereafter unless terminated by either Mr. Wise or the Company. Mr. Wise will also be eligible for a bonus at the discretion of the Company’s Board of Directors.

Jessica L. Smith

Ms. Smith is compensated $5,000 per month for her part-time services to the Company and her employment is on an at-will basis.

Stock Options/SAR Grants

The Company has not granted any stock options or stock appreciation rights since our date of incorporation on September 3, 2010.

22

Outstanding Equity Awards at Fiscal Year-end and Equity Compensation Plans

As of the year ended December 31, 2016, our only grant of options or other equity awards to a Named Executive Officer or other officer was the following: Effective September 13, 2016, in connection with the Merger, we granted 500,000 restricted stock units to Mr. Jonathan Read, of which 166,667 were fully vested, with the balance vesting in equal installments on the first and second anniversary of the grant date. In connection with Mr. Read’s resignation in January 2017, all his remaining unvested restricted stock units were vested.

Effective September 13, 2016, the Company adopted its 2016 Equity Incentive Plan (the “Plan”) and made certain equity awards thereunder in connection with the Merger. The Plan provides that the Board may make equity awards to employees, directors, and consultants representing a maximum of 3,300,000 shares of the Company's common stock (including the 500,000 restricted stock units granted to Mr. Read, as described above). The purpose of the Plan is to retain qualified and competent officers, employees, directors and consultants. Our Board of Directors administers the Plan and is authorized, in its sole and absolute discretion, to grant options thereunder to all of our eligible employees, including officers, and to our directors, whether or not those directors are also our employees. Equity awards will be granted pursuant to the provisions of the Plan on such terms, subject to such conditions and at such exercise prices as shall be determined by our Board of Directors. Our Plan and the Plan award agreements will provide that equity awards granted pursuant to the Plan shall not be exercisable after the expiration of 10 years from the date of grant.

Listed below is information with respect to unexercised options and shares of common stock that had not vested for each Named Executive Officer outstanding as of December 31, 2016:

	Stock Awards
Name	Number of Shares or Units of Stock That Have Not Vested (#) (1)	Market Value of Shares or Units of Stock That Have Not Vested ($) (1)

Jeffrey Rassas	—	—

Jonathan Read (2)	333,333	$283,333

(1)	Represents unvested restricted stock units. Market value is based on $0.85 closing price on December 30, 2016.

(2)	Mr. Read resigned as an officer January 31, 2017, and all unvested equity awards vested at that time.

Name Of Plan	Number of shares of common stock to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options warrants and rights (b)($)	Number of shares remaining available for future issuance under equity compensation plans (excluding the shares reflected in column (a)) (c)
Equity compensation plans approved by security holders (N/A)

Equity compensation plans not approved by security holders (1)	500,000 (2)	—	2,800,000

Total	500,000	$—	2,800,000

(1)	Represents 2016 Equity Incentive Plan.

(2)	Represents 500,000 undelivered restricted stock units granted to Mr. Read, of which 333,333 were unvested at December 31, 2016. All have subsequently vested.

23

Termination Provisions

The following provisions apply to each of our executive officers other than Ms. Smith, whose employment is at-will:

In the event of the executive’s death, such executive’s estate will be entitled to three months’ base salary. In the event of the executive’s total disability, the executive will be entitled to six months’ base salary and a pro-rated bonus payment. In the event of the executive’s resignation for Good Reason or the Company’s termination of the executive without Cause or within two years of a Change of Control (each capitalized term as defined in the employment agreements), the executive will be entitled to two years’ base salary and any bonus to which he would otherwise be entitled, and all unvested equity awards held by the executive shall immediately vest. In all other circumstances, any unvested equity awards will expire upon the executive’s termination.

The Company entered an agreement with former Chief Executive Officer Jonathan Read following his resignation, effective January 31, 2017, pursuant to which he agreed to provide certain consulting services to the Company for a period of six months, for which he would be compensated $12,500 monthly. In addition, under the agreement, 333,333 unvested restricted stock units previously granted to Mr. Read immediately vested.

Director Compensation

We do not pay cash compensation to our directors for service on our Board and our employees do not receive compensation for serving as members of our Board. Directors are reimbursed for reasonable expenses incurred in attending meetings and carrying out duties as Board and committee members. Under the Plan, our non-employee directors may receive grants of stock options or other equity awards as compensation for their services on our Board, as described above.

We made no equity grants and paid no compensation to non-employee directors during the years ended December 31, 2016 and 2015. We are presently evaluating how to compensate our non-employee directors during 2017, but we have not formalized any arrangements as of the date of this prospectus.

24

PRINCIPAL SHAREHOLDERS

Voting Securities and Principal Holders Thereof

The following table sets forth the number of shares of our common stock beneficially owned as of February 3, 2017 by (i) those persons known by us to be owners of more than 5% of our common stock, (ii) each director, (iii) our Named Executive Officers (as defined by the rules of the Securities and Exchange Commission) for the year ended December 31, 2016 and (iv) all of our current executive officers and directors as a group. Unless otherwise specified in the notes to this table, the address for each person is: c/o TimefireVR Inc., 7600 E. Redfield Rd., #100, Building A, Scottsdale Arizona, 85260.

Class Type	Beneficial Owner Name and Address	Amount of Ownership	Percentage Ownership
Officers and Directors

Common Stock	Jeffrey Rassas, Chief Executive Officer (1)	539,013	1.2%

Common Stock	John M. Wise, President and Director (2)	32,358,215	69.0%

Common Stock	Lou Werner, III Director (3)	2,181,125	4.8%

Common Stock	Jonathan R. Read Former Chief Executive Officer and Chairman of the Board (4)	—	0%

Common Stock	Craig Crawford Former Chief Financial Officer and Director (5)	11,818	*

Common Stock	All Present Executive Officers and Directors as a Group – 5 members (6)	35,078,353	75.1%

5% Shareholders

Common Stock	Stockbridge Enterprises, L.P. (7)	6,323,554	14.0%

(1) Includes 34,089 shares underlying warrants.

(2) Includes 2,046,413 shares underlying warrants.

(3) Includes 137,940 shares underlying warrants.

(4) Mr. Read resigned as an officer and director of the Company effective January 31, 2017.

(5) Mr. Crawford resigned as an officer and director of the Company effective July 21, 2016.

(6) Includes Messrs. Rassas, Wise, and Werner and Interim Chief Financial Officer, Ms. Jessica Smith.

(7) Includes 399,917 shares underlying warrants. Address is 7377 E. Doubletree Ranch Road, Suite 200, Scottsdale, AZ 85258. Mitchell A. Saltz has voting and investment power over these securities.

* Less than 1%.

25

Applicable percentages are based on 44,840,276 shares of common stock outstanding as of February3, 2017. Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, convertible notes and preferred stock currently exercisable or convertible or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The table includes shares of common stock, options, warrants, and preferred stock exercisable or convertible into common stock and vested or vesting within 60 days. Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them. Certain shareholders who would beneficially own greater than 5% of our outstanding common stock were it not for 2.49% blocker provisions in their securities are excluded from the table.

26

SELLING SHAREHOLDERS

The following table provides information about the selling shareholders, including how many shares of our common stock each owns on the date of this prospectus, how many shares are offered for sale by this prospectus, and the number and percentage of outstanding shares the selling shareholders will own after the offering assuming all shares covered by this prospectus are issued and sold.

We do not know when or in what amounts the selling shareholders will offer shares for sale. The selling shareholders may not sell any or all of the shares offered by this prospectus. Pursuant to leak-out agreements between the Company and certain of the selling shareholders which will remain in effect through March 2017, we know such individuals cannot sell more than 50% of the daily average composite trading volume of the common stock as reported by Bloomberg, LP any given trading day for so long as such agreements remain in effect. In addition, due to 2.49% blocker provisions contained in all of our series of preferred stock and the warrants issued to our investors in September 2016, certain of our selling shareholders cannot hold more than 2.49% of the Company’s common stock at any given time, which impacts their ability to sell shares of our common stock. However, beyond that, we cannot estimate in any meaningful way the rate at which our selling shareholders will sell the shares registered herein, or the number of the shares that will be held by the selling shareholders after completion of the offering.

For purposes of the table below, we have assumed that, after completion of the offering, all of the shares covered by this prospectus will be sold by the selling shareholders following conversion of preferred stock or exercise of warrants.

All of the information contained in the table below is based upon information provided to us by the selling shareholders, and we have not independently verified this information. The selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time or from time to time since the date on which each provided the information regarding the shares beneficially owned, all or a portion of the shares beneficially owned in transactions exempt from the registration requirements of the Securities Act of 1933, or the Securities Act.

The number of shares outstanding and the percentages of beneficial ownership are based on 44,840,276 shares of our common stock issued and outstanding as of February 3, 2017, plus shares which are being registered hereunder underlying preferred stock and warrants. For the purposes of the following table, the number of shares common stock beneficially owned has been determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, or the Exchange Act, and such information is not necessarily indicative of beneficial ownership for any other purpose. Under Rule 13d-3, beneficial ownership includes any shares as to which a selling shareholder has sole or shared voting power or investment power and also any shares which that selling shareholder has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option, warrant or other rights. The 2.49% blocker limits beneficial ownership.

27

Name	Number of securities beneficially owned before offering (a)	Number of securities to be offered (b)	Number of securities beneficially owned after offering ©	Percentage of securities beneficially owned after offering (d)

Cavalry Fund I LP (1)	1,116,523	6,211,385	0	*
Hudson Bay Master Fund Ltd. (2)	1,116,523	10,030,468	0	*
WWOD Holdings, LLC (3)	928,495	928,495	0	*
L1 Capital Global Master Fund Ltd. (4)	1,116,523	1,642,603	0	*
Edward Slade Meade (5)	231,322	231,322	0	*

———————

*	Less than 1%.
(1)

Includes 4,537,077 shares underlying preferred stock and 754,308 warrants. The preferred stock and warrants issued to the selling shareholder contain a blocker limiting conversions or exercises to 2.49% of Timefire’s outstanding shares of common stock. Therefore, the number of shares beneficially owned by the selling shareholder has been limited to 2.49% in column (a) of this table; however, this prospectus includes all of the shares underlying the preferred stock issued to the selling shareholder, and the number of shares listed in column (b) does not reflect this blocker. Thomas Walsh has voting and investment power over these securities.

(2)

Includes 8,248,449 shares underlying preferred stock and 1,293,107 warrants. The preferred stock and warrants issued to the selling shareholder contain a blocker limiting conversions or exercises to 2.49% of Timefire’s outstanding shares of common stock. Therefore, the number of shares beneficially owned by the selling shareholder has been limited to 2.49% in column (a) of this table; however, this prospectus includes all of the shares underlying the preferred stock issued to the selling shareholder, and the number of shares listed in column (b) does not reflect this blocker. Hudson Bay Capital Management LP, the investment manager of Hudson Bay Master Fund Ltd., has voting and investment power over these securities. Sander Gerber is the managing member of Hudson Bay Capital GP LLC, which is the general partner of Hudson Bay Capital Management LP. Each of Hudson Bay Master Fund Ltd. and Sander Gerber disclaims beneficial ownership over these securities.

(3)	Includes 599,185 shares underlying preferred stock and 129,310 warrants. Neil Rock has voting and investment power over these securities.
(4)

Includes 1,297,776 shares underlying preferred stock and 344,827 warrants. The preferred stock and warrants issued to the selling shareholder contain a blocker limiting conversions or exercises to 2.49% of Timefire’s outstanding shares of common stock. Therefore, the number of shares beneficially owned by the selling shareholder has been limited to 2.49% in column (a) of this table; however, this prospectus includes all of the shares underlying the preferred stock issued to the selling shareholder, and the number of shares listed in column (b) does not reflect this blocker. David Feldman has voting and investment power over these securities.

(5)	Includes 166,667 shares underlying preferred stock and 64,655 warrants.

28

RELATED PERSON TRANSACTIONS

Certain Relationships and Related Transactions

When the Company is contemplating entering into any transaction in which any executive officer, director, nominee or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction have to be presented to the full Board of Directors (other than any interested director) for approval. The Board has not adopted a written policy for related party transaction review but when presented with such transaction, they are discussed by the full Board of Directors and documented in the Board minutes.

Since the beginning of the fiscal year ended December 31, 2016, the Company engaged in the following transactions with a related person:

Effective July 21, 2016, we entered into an agreement with the joint venture we formed in 2015, Wagley-EnergyTEK J.V. LLC (the “Wagley J.V.”), our subsidiary Texas Gulf Exploration & Production, Inc. (“TGEP”), Damon Wagley, the former president of TGEP, our subsidiary Legal Capital Corp., and our former director and executive officer, Mr. Craig Crawford, among other parties. Pursuant to the agreement, the Wagley J.V. was dissolved, the 2,000,000 shares we contributed to the Wagley J.V. were cancelled, TGEP assumed approximately $178,000 of the Company’s debt which was then owed to Texas Gulf, Oil & Gas, Inc., and all the equity interests of TGEP and Legal Capital Corp. were transferred to Litigation Capital, Inc. in exchange for the issuance to Litigation Capital, Inc. of 30,000 shares of the Company’s common stock in redemption of Litigation Capital, Inc.’s shares of the Company’s Series B Preferred Stock. Pursuant to this agreement, Mr. Crawford also resigned as an executive officer and director of the Company.

During the year ended December 31, 2015, Timefire entered into an agreement to provide software development services with an entity in which Mitchell A. Saltz, who beneficially owns over 10% of the Company’s securities, has a significant ownership interest. During 2015, Timefire received $156,000 in payments for these services.  The contracted services had not yet been completed as of December 31, 2015, and all amounts received were classified as unearned revenue.  During the nine months ended September 30, 2016, the Company completed this work, recognizing the previously unearned revenue from 2015 as well as an additional $46,500, for a total of $202,500.

Subsequent to the year ended December 31, 2016, the Company entered into a severance agreement with former Chief Executive Officer Jonathan Read pursuant to which Mr. Read will earn a total of $75,000 providing consulting services to the Company from February 2017 through July 2017.

DESCRIPTION OF SECURITIES

We are authorized to issue 500,000,000 shares of common stock, par value $0.001 per share, and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the date of this prospectus, 44,840,276 shares of common stock and 154,319.54 shares of preferred stock are outstanding, consisting of 133,334 shares of our Series A Convertible Preferred Stock, 20,371 shares of our Series A-1 Convertible Preferred Stock, and 614.54 shares of our Series C Convertible Preferred Stock.

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

29

Preferred Stock

We are authorized to issue 10,000,000 shares of $0.001 par value preferred stock in one or more series with such designations, voting powers, if any, preferences and relative, participating, optional or other special rights, and such qualifications, limitations and restrictions, as are determined by resolution of our Board of Directors. The issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our company without further action by shareholders and could adversely affect the rights and powers, including voting rights, of the holders of common stock. In certain circumstances, the issuance of preferred stock could depress the market price of the common stock.

The following discussion of our capital stock and charter documents is qualified in its entirety by our Articles of Incorporation, including the Certificates of Designation for our series of preferred stock, our Bylaws and by the full text of the agreements pursuant to which the securities were issued. We urge you to review these documents, copies of which have been filed with the SEC, for a more complete description of the rights and liabilities of holders of our securities.

Our charter documents include provisions that may have the effect of discouraging, delaying or preventing a change in control or an unsolicited acquisition proposal that a shareholder might consider favorable, including a proposal that might result in the payment of a premium over the market price for the shares held by our shareholders. Certain of these provisions are summarized in the following paragraphs.

Effects of authorized but unissued common stock and blank check preferred stock.

One of the effects of the existence of authorized but unissued common stock and undesignated preferred stock may be to make it more difficult to obtain control of us by means of a merger, tender offer, proxy contest or otherwise, and thereby to protect the continuity of management. If, in the due exercise of its fiduciary obligations, our Board were to determine that a takeover proposal was not in our best interest, such shares could be issued by our Board without shareholder approval in one or more transactions that might impede the completion of the takeover transaction by diluting the voting rights of the proposed acquirer, by putting a substantial voting block into hands that might support the position of the incumbent Board, by effecting an acquisition that might complicate the takeover, or otherwise.

In addition, our Articles of Incorporation grant our Board broad power to establish the rights and preferences of authorized and unissued shares of preferred stock, although the Company’s ability to designate and issue preferred stock is currently restricted by covenants under our agreements with prior investors. The issuance of shares of preferred stock could decrease the amount of earnings and assets available for distribution to holders of shares of common stock. The issuance also may adversely affect the rights and powers, including voting rights, of those common stock holders.

Series A Convertible Preferred Stock.

On September 7, 2016, the Company filed a Certificate of Designations with the Nevada Secretary of State designating 134,000 shares of the Company's authorized preferred stock as the Series A Convertible Preferred Stock, par value $0.01 per share. Each share of the Series A is convertible, at the option of the holder, into 50 shares of Common Stock, subject to certain adjustments. Upon liquidation, dissolution or winding up of the Company, the Series A ranks senior to all other classes and series of the Company's capital stock. Holders of the Series A are entitled to receive dividends and vote together with holders of the Common Stock on an as-converted basis.

Series A-1 Convertible Preferred Stock

On August 24, 2016, the Company filed a Certificate of Designations with the Nevada Secretary of State designating 21,000 shares of the Company's authorized preferred stock as the Series A-1 Convertible Preferred Stock, par value $0.01 per share. Each share of the Series A-1 is convertible, at the option of the holder, into 100 shares of Common Stock, subject to certain adjustments. Upon liquidation, dissolution or winding up of the Company, the Series A-1 ranks senior to the Common Stock and junior to the Company's Series C Convertible Preferred Stock. Holders of the Series A-1 are entitled to receive dividends and vote together with holders of the Common Stock on an as-converted basis.

Series C Convertible Preferred Stock

On May 20, 2014, the Company filed a Certificate of Designations with the Nevada Secretary of State designating 900 shares of the Company's authorized preferred stock as the C Convertible Preferred Stock, par value $0.01 per share. As subsequently amended, each share of the Series C is convertible, at the option of the holder, into 10,000 shares of Common Stock, subject to certain adjustments. Upon distributions, liquidation, dissolution or winding up of the Company, the Series C ranks senior to the Common Stock and Series A-1 Convertible Preferred Stock and junior to the Company's Series A Convertible Preferred Stock. The Holders of the Series C vote together with holders of the Common Stock and are entitled to one vote per share of Series C.

30

Anti-takeover Effects of Nevada Law and of Our Charter and Bylaws

In addition to the features of our charter document related to the issuance of preferred stock, which are described above, the Nevada Revised Statutes (“NRS”) contain several provisions which may make a hostile take-over or change of control of our Company more difficult to accomplish. They include the following:

Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation’s issued and outstanding stock. All vacancies on the board of directors of a Nevada corporation may be filled by a majority of the remaining directors, though less than a quorum, unless the articles of incorporation provide otherwise. In addition, unless otherwise provided in the articles of incorporation, the board may fill the vacancies for the entire remainder of the term of office of the resigning director or directors. Our Articles of Incorporation do not provide otherwise

In addition, Nevada law provides that unless otherwise provided in a corporation’s articles of incorporation or bylaws, shareholders do not have the right to call special meetings. Our Articles of Incorporation and our Bylaws do not give shareholders this right. In accordance with Nevada law, we also require advance notice of any shareholder proposals.

Nevada law provides that, unless otherwise prohibited by any bylaws adopted by the shareholders, the board of directors may amend any bylaw, including any bylaw adopted by the shareholders. Pursuant to Nevada law, our Articles of Incorporation grant the authority to adopt, amend or repeal bylaws exclusively to our directors.

Nevada's “combinations with interested stockholders” statutes prohibit certain business “combinations” between certain Nevada corporations and any person deemed to be an “interested stockholder” for two years after the such person first becomes an “interested stockholder” unless (i) the corporation's board of directors approves the combination (or the transaction by which such person becomes an “interested stockholder”) in advance, or (ii) the combination is approved by the board of directors and sixty percent of the corporation's voting power not beneficially owned by the interested stockholder, its affiliates and associates. Furthermore, in the absence of prior approval, certain restrictions may apply even after such two-year period. For purposes of these statutes, an “interested stockholder” is any person who is (x) the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the outstanding voting shares of the corporation, or (y) an affiliate or associate of the corporation and at any time within the two previous years was the beneficial owner, directly or indirectly, of ten percent or more of the voting power of the then outstanding shares of the corporation. Subject to certain timing requirements set forth in the statutes, a corporation may elect not to be governed by these statutes. However, we have not included any such provision in our Certificate of Incorporation or Bylaws, which means these provisions apply to us.

Nevada's “acquisition of controlling interest” statutes contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person who acquires a “controlling interest” in certain Nevada corporations may be denied certain voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These statutes provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority or (3) a majority or more, of all of the voting power of the corporation in the election of directors. Once an acquirer crosses one of these thresholds, shares which it acquired in the transaction taking it over the threshold and within the 90 days immediately preceding the date when the acquiring person acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply. Our Articles of Incorporation and Bylaws currently contain no provisions relating to these statutes, and unless our Articles of Incorporation or Bylaws in effect on the tenth day after the acquisition of a controlling interest were to provide otherwise, these laws would apply to us if we were to (i) have 200 or more stockholders of record (at least 100 of which have addresses in the State of Nevada appearing on our stock ledger) and (ii) do business in the State of Nevada directly or through an affiliated corporation. As of the date of this prospectus, we have less than 100 record stockholders with Nevada addresses. However, if these laws were to apply to us, they might discourage companies or persons interested in acquiring a significant interest in or control of the company, regardless of whether such acquisition may be in the interest of our stockholders.

31

PLAN OF DISTRIBUTION

We are registering the shares of common stock issuable to certain persons to permit the resale of these shares by the selling shareholders from time to time after the date of this prospectus. We will not receive any of the proceeds from the sale by the selling shareholders of the shares of common stock. However, we will receive proceeds from the exercise of the warrants from which some of the registered shares are issuable. We will bear all fees and expenses incident to our obligation to register the shares of common stock.

The selling shareholders may sell all or a portion of the shares of common stock beneficially owned by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of common stock are sold through underwriters or broker-dealers, the selling shareholders will be responsible for underwriting discounts or commissions or agent's commissions. The shares of common stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale, or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, which are:

  on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

  in the over-the-counter market;

  in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

  through the writing of options, whether such options are listed on an options exchange or otherwise;

  ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

  block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

  purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

  an exchange distribution in accordance with the rules of the applicable exchange;

  privately negotiated transactions;

  short sales;

  sales pursuant to Rule 144;

  agreements between broker-dealers and the selling security holders to sell a specified number of such shares at a stipulated price per share;

  a combination of any such methods of sale; and

  any other method permitted pursuant to applicable law.

If the selling shareholders effect such transactions by selling shares of common stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling shareholders or commissions from purchasers of the shares of common stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of common stock or otherwise, the selling shareholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of common stock in the course of hedging in positions they assume. The selling shareholders may also sell shares of common stock short and deliver shares of common stock covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholders may also loan or pledge shares of common stock to broker-dealers that in turn may sell such shares

32

The selling shareholders may pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act, amending, if necessary, the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer and donate the shares of common stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

The selling shareholders and any broker-dealer participating in the distribution of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of common stock is made, a prospectus supplement, if required, will be distributed which will set forth the aggregate amount of shares of common stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any discounts, commissions or concessions allowed or reallowed or paid to broker-dealers.

Under the securities laws of some states, the shares of common stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of common stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling shareholder will sell any or all of the shares of common stock registered pursuant to the shelf registration statement, of which this prospectus forms a part.

The selling shareholders and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including, without limitation, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of common stock by the selling shareholders and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares of common stock to engage in market-making activities with respect to the shares of common stock. All of the foregoing may affect the marketability of the shares of common stock and the ability of any person or entity to engage in market-making activities with respect to the shares of common stock.

We will pay all expenses of the registration of the shares of common stock pursuant to the registration rights agreement, estimated to be $[●] in total, including, without limitation, SEC filing fees and expenses of compliance with state securities or “blue sky” laws; provided, however, that a selling shareholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling shareholders against liabilities, including some liabilities under the Securities Act, in accordance with the registration rights agreements, or the selling shareholders will be entitled to contribution. We may be indemnified by the selling shareholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling shareholder specifically for use in this prospectus, in accordance with the related registration rights agreement, or we may be entitled to contribution.

Once sold under the registration statement of which this prospectus forms a part, the shares of common stock will be freely tradable in the hands of persons other than our affiliates.

Transfer Agent

Equity Stock Transfer is our transfer agent, located at 237 W 37th St. Suite 601, New York, NY 10018.

33

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Nason, Yeager, Gerson, White & Lioce, P.A., Palm Beach Gardens, Florida.

EXPERTS

The consolidated financial statements appearing in this prospectus and registration statement for TimefireVR Inc. and its subsidiaries for the year ended December 31, 2015 and for the period from January 23, 2014 (Commencement of Operations) to December 31, 2014 have been audited by Berkower LLC, an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1, including the exhibits, schedules, and amendments to this registration statement, under the Securities Act with respect to the shares of common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all the information set forth in the registration statement. For further information with respect to us and the shares of our common stock to be sold in this offering, we make reference to the registration statement. Although this prospectus contains all material information regarding us, statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and in each instance we make reference to the copy of such contract, agreement, or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. We also file periodic reports and other information with the SEC. You may read and copy all or any portion of the registration statement or any other information, which we file at the SEC’s public reference room at 100 F Street, N.E., Washington, DC 20549, on official business days during the hours of 10:00 AM to 3:00 PM. We also file periodic reports and other information with the SEC. You can request copies of these documents, upon payment of a duplicating fee, by writing to the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our SEC filings, including the registration statement, are also available to you on the SEC’s website, www.sec.gov.

34

TimefireVR Inc. and Subsidiaries

Index to Consolidated Financial Statements

Condensed Consolidated Balance Sheets as of September 30, 2016 (unaudited)	F-2
Condensed Consolidated Statements of Operations for the nine months ended September 30, 2016 and 2015 (unaudited)	F-3
Condensed Consolidated Statements of Cash Flows for the nine months ended September 30, 2016 and 2015 (unaudited)	F-4
Notes to Condensed Consolidated Financial Statements (unaudited)	F-5
Independent Auditors' Report	F-13
Balance Sheets as of December 31, 2015 and 2014	F-14
Statements of Operations for the year ended December 31, 2015 and for the period from January 23, 2014 (Commencement of Operations) to December 31, 2014	F-15
Statements of Cash Flows for the year ended December 31, 2015 and for the period from January 23, 2014 (Commencement of Operations) to December 31, 2014	F-16
Statements of Changes in Members' Deficit for the period ended December 31, 2015 and 2014	F-17
Notes to Financial Statements	F-18

F-1

TIMEFIREVR INC.
(FORMERLY ENERGYTEK CORP.)
CONDENSED CONSOLIDATED BALANCE SHEETS

September 30,
2016
(Unaudited)
ASSETS
Current Assets:
Cash	$774,363
Escrow fund	214,750
Deferred contract software development costs - related party	—
Prepaid expenses and other current assets	10,971
Total current assets	1,000,084

Other Assets:
Goodwill	6,160,229
Property and equipment, net	41,887
Deposit	44,876
Total Assets	$7,247,076

LIABILITIES AND SHAREHOLDERS' EQUITY/(DEFICIT)
Current Liabilities:
Accounts payable and accrued expenses	$35,829
Notes payable - related party	174,058
Unearned revenue - related party	—
Loans from officer	—
Total current liabilities	209,887

Long Term Liabilities:
Convertible notes payable	—
Accrued interest	—
Derivative liability	1,103,276
Total long term liabilities	1,103,276

Total liabilities	1,313,163

Commitments and Contingencies	—

Mezzanine Equity
Preferred Series A stock, par value $.01 per share, 134,000 shares authorized; 133,334 shares issued and outstanding at September 30, 2016. Stated at redemption value net of discount.	396,728

Shareholders' Equity/(Deficit):
Preferred Stock, par value $.01, 10,000,000 shares authorized all series:
Preferred Series A-1 stock, par value $.01 per share, 21,000 shares authorized; 20,371 shares issued and outstanding at September 30, 2016	204
Preferred Series B stock, par value $.01 per share, 300,000 shares authorized; no shares issued and outstanding at September 30, 2016	—
Series C stock, par value $.01 per share, 753 shares issued and outstanding at September 30, 2016	8
Common stock, par value $.001 per share, 500,000,000 shares authorized; 43,008,796 shares issued and outstanding at September 30, 2016	43,009
Additional paid-in capital	6,759,675
Accumulated deficit	(1,265,711)
Total shareholders' equity/(deficit)	5,537,185

Total Liabilities and Shareholders' Equity/(Deficit)	$7,247,076

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-2

TIMEFIREVR INC.
(FORMERLY ENERGYTEK CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2016	2015

Revenues	$203,640	$6,500

Operating expenses:
Research and development	544,235	279,640
Occupancy	27,595	7,500
Depreciation	9,147	6,731
Other operating expenses	385,365	12,094
Total operating expenses	966,342	305,965

Loss from operations	(762,702)	(299,465)

Other income (expense):
Interest expense	(10,399)	(1,154)
Total other income (expense)	(10,399)	(1,154)

Loss before income taxes	(773,101)	(300,619)

Income tax expense	—	—

Net loss	(773,101)	(300,619)

Accretion on Series A preferred stock	(397,591)	—

Net loss attributed to common shareholders	$(1,170,692)	$(300,619)

Basic net loss per common share	$(0.03)	$(0.01)

Diluted net loss per common share	$(0.03)	$(0.01)

Basic weighted average common shares outstanding	41,456,782	41,400,000

Diluted weighted average common shares outstanding	41,456,782	41,400,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-3

TIMEFIREVR INC.
(FORMERLY ENERGYTEK CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine Months Ended
	September 30,	September 30,
	2016	2015

Operating Activities:
Net loss	$(773,101)	$(300,619)
Adjustments to reconcile net loss to net cash used in operating activities:
Stock based compensation	78,472	—
Depreciation	9,147	6,731
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(7,971)	—
Deferred contracted software development costs - related party	55,938	—
Escrow fund payments	250	—
Deposits	(44,876)	—
Accrued interest	8,040	1,030
Accounts payable and accrued expenses	2,112	5,284
Unearned revenue - related party	(156,000)	81,000
Net Cash Used in Operating Activities	(827,989)	(206,574)

Investing Activities:
Purchases of property and equipment	(8,737)	(22,781)
Cash acquired in merger	420	—
Net Cash Used in Investing Activities	(8,317)	(22,781)

Financing Activities:
Proceeds from sale of Series A Preferred stock	1,500,004	—
Escrow fund cash received	(215,000)	—
Capital contributions	325,000	25,000
Proceeds from notes payable	25,000	—
Payments on notes payable	(27,500)	—
Proceeds from convertible notes payable - members	—	25,000
Proceeds from officer loans	—	111,300
Net Cash Provided by Financing Activities	1,607,504	161,300

Net Increase (Decrease) in Cash	771,198	(68,055)

Cash - Beginning of Period	3,165	85,163

Cash - End of Period	$774,363	$17,108

Supplemental disclosure of non-cash investing and financing activities:
Net assets acquired in reverse acquisition:
Goodwill	$6,160,229	$—
Accounts payable	(31,100)	—
Notes payable - related party	(174,058)	—
	$5,955,071	$—

Derivative liability	$1,103,276	$—

Common stock issued for officers loans, related party notes and accrued interest	$193,933	$—

Conversion of Series C Preferred stock to common stock	$10,000	$—

Supplemental disclosure of cash flow information:
Interest paid in cash	$1,268	$—
Income taxes paid in cash	$—	$—

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

F-4

TIMEFIREVR INC.

(FORMERLY ENERGYTEK CORP.)

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

1.	Summary of Significant Accounting Policies and Use of Estimates

Basis of Presentation and Organization and Reorganization

TimefireVR Inc. is a Nevada corporation which, until December 2016, had two wholly-owned subsidiaries, Texas Gulf Exploration & Production, Inc., and Legal Capital Corp. In December 2016, the Company transferred ownership of Texas Gulf Oil & Gas, Inc. and Legal Capital Corp. to Litigation Capital, Inc. in exchange for Litigation Capital, Inc. assuming $178,000 of the Company’s debt. This had the effect of terminating the Company’s oil and gas business. In January 2015, TimefireVR Inc. entered into a Joint Venture with Wagley Offshore-Onshore, Inc. to acquire distressed energy assets. The joint venture was formed as Wagley-EnergyTEK J.V. LLC, a Texas limited liability company to which we issued 2,000,000 restricted shares of our common stock. In July 2016, the Company entered into an agreement to terminate this Joint Venture and it was dissolved on September 26, 2016. Effective September 13, 2016, TimefireVR Inc. entered into an Agreement and Plan of Merger ("Merger Agreement") through which it acquired Timefire, LLC, a Phoenix-based virtual reality content developer that is an Arizona Limited Liability Company. As consideration for the merger, TimefireVR Inc. issued the equity holders of Timefire, LLC a total of 41,400,000 shares of its common stock, and 2,800,000 five year warrants exercisable at $0.58 per share for 100% of the membership interests of Timefire, LLC. As a result, the former members of Timefire, LLC owned approximately 99% of the then outstanding shares of common stock. The consolidated entities hereinafter are referred to as the “Company.” The operations of the Company from the acquisition date represent the business of Timefire, LLC.

For accounting purposes the transaction is being recorded as a reverse acquisition, with Timefire, LLC as the accounting acquirer. The 41,400,000 shares of common stock issued in the transaction are shown as outstanding for all periods presented in the same manner as a stock split. The accompanying consolidated financial statements reflect the consolidated operations of the Company from September 13, 2016.

Unaudited Interim Financial Statements

The interim condensed consolidated financial statements of the Company as of September 30, 2016 and 2015, and for the periods then ended, are prepared in accordance with the instructions to Form 10-Q. Accordingly, the accompanying condensed consolidated financial statements and notes thereto do not reflect all disclosures required under accounting principles generally accepted in the United States of America. However, in the opinion of management, the interim financial statements include all adjustments, consisting of only normal recurring adjustments, necessary to present fairly the Company’s financial position as of September 30, 2016 and the results of its operations and its cash flows for the periods ended September 30, 2016 and 2015. These results are not necessarily indicative of the results expected for the year ended December 31, 2016. The financial statements should be read in conjunction with the latest annual financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Equity investments through which we exercise significant influence over but do not control the investee and are not the primary beneficiary of the investee's activities are accounted for using the equity method where applicable.

F-5

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates. Significant estimates of the Company include accounting for depreciation and amortization, derivative liability, accruals and contingencies, the fair value of Company common stock and the estimated fair value of warrants.

Revenue Recognition

The Company uses Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 605 for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the sales price is fixed or determinable, and (iii) collectability is reasonably assured.

Cash and Cash Equivalents

The Company considers all highly liquid instruments, with original maturity of three months or less when purchased, to be cash equivalents.

Escrow Fund

Pursuant to the Series A Preferred Stock Securities Purchase Agreement ("SPA") (see Note 7), the Company was required to hold an initial amount of $215,000 in cash in escrow. The cash is restricted to be used for certain expenses as defined in the agreement. In addition, for the 24 months following the closing of the SPA, the Company is required to deposit 15% of the gross proceeds of any offering of securities with the Company or any cash exercise of any common stock equivalents, including cash proceeds from the exercise of any warrants issued to investors involved with the SPA. As of September 30, 2016, $250 has been disbursed from the escrow account, leaving a remaining balance of $214,750.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method, over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Gains and losses on the disposition of property and equipment are recorded in the period incurred.

The estimated useful lives of property and equipment are:

• Office furniture and equipment	5 years

Impairment of Long-Lived Assets and Amortizable Intangible Assets

The Company follows ASC 360-10, "Property, Plant, and Equipment," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

F-6

Intangible Assets - Goodwill

The excess of the purchase price over net tangible and identifiable intangible assets of the business acquired is carried as Goodwill on the balance sheet. Goodwill is not amortized, but instead is assessed for impairment at least annually and upon the occurrence of certain triggering events or substantive changes in circumstances that indicate that the fair value of goodwill may be impaired. Measurement of the impairment loss, if any, is based on the difference between the carrying value and fair value of reporting unit. The goodwill impairment test follows a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of goodwill, an impairment loss will be recognized in an amount equal to that excess. During the quarter ended September 30, 2016, the Company did not recognize any impairment charges.

Business segments

ASC 280, "Segment Reporting" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the Company for making operating decisions and assessing performance. The Company determined it has one operating segment as of September 30, 2016.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Loss per Share

Basic earnings per share does not include dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Dilutive securities are not included in the weighted average number of shares when inclusion would be anti-dilutive. Due to the net losses for the periods ended September 30, 2016 and 2015, basic and diluted loss per common share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

As of September 30, 2016, there was a total of 22,119,943 shares of common stock issuable upon conversion of preferred stock and the exercise of warrants and vesting of restricted stock units that were not included in the earnings per share calculation as they were anti-dilutive.

Fair Value Measurements

ASC 820 Fair Value Measurements defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.

The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

Level 1- fair value measurements are those derived from quoted prices (unadjusted in active markets for identical assets or liabilities);

Level 2- fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3- fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Financial instruments classified as Level 1 - quoted prices in active markets include cash.

F-7

These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation. Valuations based on unobservable inputs are highly subjective and require significant judgments. Changes in such judgments could have a material impact on fair value estimates. In addition, since estimates are as of a specific point in time, they are susceptible to material near-term changes. Changes in economic conditions may also dramatically affect the estimated fair values.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2016. The respective carrying value of certain financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts payable and accrued expenses.

Subsequent Events

In accordance with ASC 855 “Subsequent Events” the Company evaluated subsequent events after the balance sheet date.

2.	Going Concern

The Company has incurred losses since inception and requires additional funds for future operating activities. The Company’s selling activity has not reached a level of revenue sufficient to fund its operating activities. These factors create an uncertainty as to how the Company will fund its operations and maintain sufficient cash flow to operate as a going concern. The combination of these factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern.

The Company’s ability to meet its cash requirements in the next year is dependent upon obtaining additional financing. If this is not achieved, the Company may be unable to obtain sufficient cash flow to fund its operations and obligations, and as a result there is substantial doubt the Company will be able to continue as a going concern. The accompanying condensed consolidated financial statements have been prepared on a going concern basis, and accordingly, do not include any adjustments relating to the recoverability and classification of recorded asset amounts; nor do they include adjustments to the amounts and classification of liabilities that might be necessary should the Company be unable to continue operations or be required to sell its assets.

The Company's ability to meet its cash requirements in the next year is dependent upon obtaining additional financing.  Management is continuing to pursue financing from various sources, including private placements from investors and institutions. Management believes these efforts may contribute toward funding the Company's activities until sufficient revenue can be earned from future operations.

3.	Reverse Acquisition

The Company accounted for the Merger Agreement with Timefire as a reverse acquisition, with Timefire being the accounting acquirer. In its determination that Timefire was the accounting acquirer, the Company considered pertinent facts and circumstances, including the following: (i) the Timefire owners received the largest portion of the voting rights of the combined entity; (ii) the management team of the combined entity is primarily comprised of owners or management of Timefire; (iii) the Board of Directors of the combined entity is primarily comprised of owners, management or affiliates of Timefire; (iv) the continuing business of the combined entity will be the business of Timefire. In accounting for the reverse acquisition, the Company considered the market price of its common stock to be the most reliable measure of the consideration effectively transferred. On the acquisition date the price of the Company's common stock was $0.0452 per share and the number of shares of common stock outstanding, including common stock issuable upon the conversion of outstanding convertible preferred stock, amounted to 13,175,866 shares which resulted in the fair value of the consideration equaling $5,955,491. The net liabilities at the acquisition date totaled $204,738, resulting in goodwill of $6,160,229. None of the goodwill is expected to be deductible for income tax purposes.

The amount of net loss of the accounting acquiree included in the Company's consolidated statements of operations from the acquisition date, September 13, 2016, to the period ending September 30, 2016 are as follows:

	For the Nine Months Ended
	September 30,
	2016	2015
Revenues	$—	$—
Net loss	$(310,971)	$—
Basic and diluted loss per share	$(0.00)	$—

F-8

The following supplemental pro forma information presents the consolidated financial results as if the acquisition of the accounting acquiree had occurred January 1, 2015.

	For the Nine Months Ended
	September 30,
	2016	2015
Revenues	$203,640	$65,904
Net loss	$(1,038,301)	$(2,798,515)
Basic and diluted loss per share	$(0.00)	$(0.01)

4.	Notes Payable to Related Parties

Notes payable to related parties consist of amounts owed by Texas Gulf Exploration & Production, Inc. to parties related to the Company. As a term of the Merger Agreement, Texas Gulf Exploration & Production, Inc. will become a wholly-owned subsidiary of Litigation Capital, Inc, a non-related entity, once certain requirements have been met, and the debt will be assumed by that entity.

5.	Related Party Transactions

During the year ended December 31, 2015, the Company entered into an agreement with a related party, an entity in which two of the Timefire members have significant ownership, to provide software development services.  During 2015, the Company received $156,000 in payments for these services.  The contracted services had not yet been completed as of December 31, 2015, and all amounts received were classified as unearned revenue.  During the nine months ended September 30, 2016, the Company completed this work, recognizing the previously unearned revenue from 2015 as well as an additional $46,500, for a total of $202,500 in revenue from the related party.

6.	Commitments and Contingencies

Employment Agreements

Effective September 13, 2016, the Company entered into an employment agreement with its Chief Executive Officer ("CEO"). The agreement is for a two year period at the rate of $150,000 per annum. The agreement will be automatically extended for additional terms of one year each unless terminated by either party.  In addition to other customary benefits, the CEO was granted 500,000 restricted stock units ("RSUs").  The RSUs vest over a 2 year period (see Note 7).

Effective September 13, 2016, the Company entered into an employment agreement with its new President. The agreement is for a two year period at the rate of $150,000 per annum. The agreement will be automatically extended for additional terms of one year each unless terminated by either party.

Effective September 13, 2016, the Company entered into an employment agreement with its new Chief Strategy Officer. The agreement is for a two year period at the rate of $150,000 per annum. The agreement will be automatically extended for additional terms of one year each unless terminated by either party.

Lease Agreements

On September 23, 2016, the Company entered into an office lease agreement commencing October 1, 2016 for a new location, after having outgrown the prior facility.  This lease expires December 31, 2018.  A concession of the first five months’ rent was provided.  After that time, the monthly rent will be $8,121 for months 6 through 17, and $8,375 for months 18 through 27.  The Company continues to be obligated to pay the monthly rent of $2,596 on its prior facility lease, which expires January 2017, unless the landlord enters into a lease with a new tenant prior to that date.

F-9

7.	Shareholders’ Deficit and Series A Preferred Stock

Common Stock

There is currently only one class of common stock. Each share common stock is entitled to one vote. The authorized number of shares of common stock of the Company at September 30, 2016 was 500,000,000 shares with a par value per share of $0.001. Authorized shares that have been issued and fully paid amounted to 43,008,797 as of September 30, 2016.

On September 13, 2016, the Company entered into a Merger Agreement through which the Company acquired Timefire (See Note 1). As consideration for the merger, the Company issued the equity holders of Timefire a total of 41,400,000 shares of the Company’s common stock, and 2,800,000 five year warrants exercisable at $0.58 per share for 100% of the membership interests of Timefire. The members of Timefire may also be entitled to additional warrants contingent on certain future financings, as defined in the Merger Agreement.

Preferred Stock

The Company is authorized to issue 10,000,000 shares of Preferred stock with a par value of $0.01 per share, with rights, preferences and limitations as may be decided from time-to-time by the Board of Directors.

Series C

In 2014, the Board of Directors approved the issuance of Series C Preferred Stock ("Series C"). 900 Shares of Series C Preferred Stock were issued in exchange for 900 Shares of previously issued Series A Preferred Stock ("Prior Series A"). Each share of Series C shall be convertible at the option of the holder at any time, into 10,000 shares of common stock. Each holder of Series C shall be entitled to one vote for each share of Series C held.  Holders cannot convert their Series C to the extent that after such conversion, they and their affiliates would beneficially own in excess of 9.99% of the Company’s common stock, which limitation is waivable upon 61 days’ notice to the Company. In 2015, 10 Series C shares were converted into 100,000 shares of our common stock. In 2016, holders of 137 shares of Series C converted them into 1,370,000 shares of our common stock. At September 30, 2016, there are 753 shares of Series C outstanding.

Series A-1

Effective August 24, 2016, the Board of Directors approved the issuance of Series A-1 Preferred Stock ("Series A-1"). The Company entered into agreements with certain note holders under which the note holders agreed to convert an aggregate of $229,170 in principal and accrued interest into a total of 20,371 shares of Series A-1 Preferred Stock. Each share of Series A-1 shall be convertible at the option of the holder at any time, into 100 shares of common stock. The Series A-1 ranks senior to the common stock and junior to the Series C. Holders of Series A-1 are entitled to receive dividends and vote together with holders of the common stock on an as-converted basis. Holders cannot convert their Series A-1 to the extent that after such conversion, they and their affiliates would beneficially own in excess of 2.49% of the Company’s common stock, which limitation is waivable upon 61 days’ notice to the Company. At September 30, 2016, there are 20,371 shares of Series A-1 outstanding.

Series A

Effective September 13, 2016, the Company closed on a Securities Purchase Agreement and the Board of Directors approved the issuance of a newly designated Series A Convertible Preferred Stock ("New Series A"). Pursuant to the agreement the Company issued and sold approximately 133,334 shares of New Series A to certain investors for gross proceeds of $1,500,004 and 2,586,207 five-year Warrants exercisable at $0.58 per share. The New Series A are convertible into approximately 6,666,685 shares of common stock. Holders cannot convert their New Series A to the extent that after such conversion, they and their affiliates would beneficially own in excess of 2.49% of the Company’s common stock, which limitation is waivable upon 61 days’ notice to the Company. In addition, the investors were issued a total of 2,586,207 five-year warrants exercisable at $0.58 per share containing a similar 2.49% ownership blocker. At any time after the earlier of (i) the Company having affected a one-for-six reverse stock split or combination or (ii) November 30, 2016, each share of New Series A shall be convertible into shares of Company common stock.

New Series A shall be convertible, at the option of the holder, into 50 shares of common stock, subject to certain adjustments. The New Series A ranks senior to all other classes and series of the Company's capital stock. Holders of New Series A are entitled to receive dividends and vote together with holders of the common stock on an as-converted basis. At September 30, 2016, there are 133,334 shares of New Series A outstanding. The Company recorded a discount of $1,500,004 as a result of a New Series A beneficial conversion feature. The beneficial conversion feature is being amortized as a deemed dividend over the period from issuance to the earliest date the New Series A becomes convertible, which the Company considers to be November 30, 2016 for this calculation. As of September 30, 2016, $397,591 has been accreted as a dividend, and due to the lack of retained earnings has been offset to additional paid-in capital.

New Series A contains certain provisions that are outside the Company's control and which the Company believes cause the New Series A to be classified as mezzanine equity.

F-10

Warrants

The balance of warrants outstanding for purchase of the Company’s common stock as of September 30, 2016 is as follows:

	Common Shares Issuable Upon Exercise of Warrants	Exercise Price of Warrants	Date Issued	Expiration Date
Balance of warrants at December 31, 2015	—

Issued per Merger Agreement (1)	2,800,000	$.58	9/9/2016	9/9/2021

Issued per Securities Purchase Agreement (2)	2,586,207	$.58	9/9/2016	9/9/2021

Balance of warrants at September 30, 2016	5,386,207

(1) On September 13, 2016, per the terms of the Merger Agreement (see Note 1), the Company issued five-year warrants at $.58 to purchase 2,800,000 shares of common stock to the original Timefire investors. Fair value of $1,194,480 is recorded in recapitalization.

(2) On September 13, 2016, per the terms of the Securities Purchase Agreement, the Company issued five-year warrants at $.58 to purchase 2,586,207 shares of common stock (see above). Fair value of $1,103,276 is recorded as a derivative liability and a reduction in Series A Preferred additional paid-in capital September 30, 2016.

The fair value of the warrants, an aggregate of $2,297,756, is estimated using the Black-Scholes pricing model using the following assumptions: dividend yield – 0%; risk-free interest rate - 1.23%; expected life – 5 years; volatility 174.401%.

2016 Equity Incentive Plan

Effective September 13, 2016, the Company adopted the 2016 Equity Incentive Plan (the "2016 Plan") to provide an incentive to our employees, consultants, officers and directors who are responsible for or contribute to our long range success. A total of 3,300,000 shares of our common stock have been reserved for the implementation of the 2016 Plan, either through the issuance of incentive stock options, non-qualified stock options, stock appreciation rights ("SARs"), restricted awards, or restricted stock units ("RSUs"). Whenever practical, the 2016 Plan is to be administered by a committee of not less than two members of the Board of Directors appointed by the full Board, and the 2016 Plan has a term of ten years, unless sooner terminated by the Board. As of September 30, 2016, 2,800,000 shares of common stock are available for issuance under the 2016 Plan.

Effective September 13, 2016, pursuant to his employment agreement, the Company entered into a Restricted Stock Unit Agreement with its CEO which granted the CEO 500,000 RSUs pursuant to the 2016 Plan. The RSUs vest in three approximately equal increments with the first tranche being fully vested on the grant date and the remaining tranches vesting on the first-year and second-year anniversaries of the grant date. The fair value of the award was calculated based on the price of the common stock on the grant date and is being charged to operations over the vesting period. The expense recorded in the nine months ended September 30, 2016 is $78,472.

F-11

Shareholders' Equity/(Deficit) Post Merger

The shareholders' equity/(deficit) post-merger is presented as follows:

	Preferred		Common		Additional		Shareholders’
	Stock		Stock		Paid in	Accumulated	Equity
	Shares	Amount	Shares	Amount	Capital	Deficit	(Deficit)

Balance at December 31, 2014	—	$—	41,400,000	$414,000	$(189,000)	$(110,875)	$114,125

Capital contribution	—	—	—	—	25,000	—	25,000

Net loss	—	—	—	—	—	(381,735)	(381,735)

Balance at December 31, 2015	—	—	41,400,000	414,000	(164,000)	(492,610)	(242,610)

Reverse acquisition – September 13, 2016	21,224	213	608,797	6,088	6,468,123	—	6,474,424

Preferred Series C stock converted to common	(100)	(1)	1,000,000	10,000	(9,999)	—	—

Stock-based compensation - restricted stock units	—	—	—	—	78,472	—	78,472

Net loss	—	—	—	—	—	(773,101)	(773,101)

Balance at September 30, 2016 (unaudited)	21,124	$212	43,008,797	$430,088	$6,372,596	$(1,265,711)	$5,537,185

8.	Fair Value Measurements

The following summarizes the Company's financial liabilities that are measured at fair value on a recurring basis at September 30, 2016.

	Level 1	Level 2	Level 3	Total

Liabilities

Derivative liabilities	$—	$—	$1,103,276	$1,103,276

9.	Subsequent Events

On November 7, 2016, the Company issued 124,600 shares of common stock in exchange for 12.46 shares of Series C Preferred.

On November 14, 2016, the Company filed a Certificate of Amendment to its Articles of Incorporation with the Secretary of State of Nevada to change the Company's name to TimefireVR Inc. and implement a reverse stock split of its common stock at a ratio of one-for-10. The name change and reverse stock split each became effective November 21, 2016.

On January 31, 2017, the Company entered into a consulting agreement with former Chief Executive Officer Jonathan Read pursuant to which the Company will pay Mr. Read $12,500 per month from February 2017 through July 2017. Effective January 31, 2017, 333,333 unvested restricted stock units previously granted to Mr. Read became fully vested.

F-12

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and
Stockholders of TimefireVR Inc.

We have audited the accompanying consolidated balance sheets of TimefireVR Inc. and its subsidiaries (collectively the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of operations, changes in stockholders’ equity (deficit), and cash flows for the year ended December 31, 2015 and for the period from January 23, 2014 (Commencement of Operations) to December 31, 2014. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over consolidated financial reporting. Our audits included consideration of internal control over consolidated financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over consolidated financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall consolidated financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of TimefireVR Inc. and its subsidiaries as of December 31, 2015 and 2014, and the results of their operations and their cash flows, for the year ended December 31, 2015 and for the period from January 23, 2014 (Commencement of Operations) to December 31, 2014 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the consolidated financial statements, the Company has suffered recurring losses from operations and has a net stockholders’ deficit as of December 31, 2015 that raise substantial doubt about its ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Berkower LLC
Iselin, New Jersey February 8, 2017

F-13

TIMEFIREVR INC.
(FORMERLY ENERGYTEK CORP.)
CONDENSED CONSOLIDATED BALANCE SHEETS

	AS OF DECEMBER 31,
	2015	2014

ASSETS
Current Assets:
Cash	$3,165	$85,163
Deferred contracted software development costs - related party	55,938	—
Prepaid expenses	3,000	—
Total current assets	62,103	85,163

Other Assets:
Property and equipment, net	42,297	28,962
Total Assets	$104,400	$114,125

LIABILITIES AND MEMBERS' EQUITY/(DEFICIT)
Current Liabilities:
Accrued expenses	$2,617	$—
Unearned revenue - related party	156,000	—
Loans from officer	161,800	—
Total current liabilities	320,417	—

Long Term Liabilities:
Convertible notes payable - members	25,000	—
Accrued interest - members	1,593	—
Total long term liabilities	26,593	—

Total liabilities	347,010	—

Shareholders' Equity/(Deficit):
Common stock, par value $.001 per share, 500,000,000 shares authorized; 41,400,000 shares issued and outstanding at December 31, 2015 and 2014	41,400	41,400
Additional paid-in capital	208,600	183,600
Accumulated deficit	(492,610)	(110,875)
Total shareholders' equity/(deficit)	(242,610)	114,125

Total Liabilities and Shareholders' Equity/(Deficit)	$104,400	$114,125

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-14

TIMEFIREVR INC.
(FORMERLY ENERGYTEK CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

		For the period from January 23, 2014
	For the year ended	(Commencement of Operations)
	December 31, 2015	to December 31, 2014

Revenue	$6,500	$—

Operating expenses:
Research and development	353,398	94,136
Occupancy	9,500	7,000
Depreciation	9,446	2,555
Other operating expenses	14,074	7,184
Total operating expenses	386,418	110,875

Loss from operations	(379,918)	(110,875)

Other income (expense):
Interest expense - members	(1,593)	—
Interest expense - other	(224)	—
Total other income (expense)	(1,817)	—

Net loss	$(381,735)	$(110,875)

Basic net loss per common share	$(0.01)	$(0.00)
Diluted net loss per common share	$(0.01)	$(0.00)

Basic weighted average common
shares outstanding	41,400,000	41,400,000

Diluted weighted average common
shares outstanding	41,400,000	41,400,000

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-15

TIMEFIREVR INC.
(FORMERLY ENERGYTEK CORP.)
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

		For the period from January 23, 2014
	For the year ended	(Commencement of Operations)
	December 31, 2015	to December 31, 2014

Operating Activities:
Net loss	$(381,735)	$(110,875)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	9,446	2,555
Changes in operating assets and liabilities:
Prepaid expenses	(3,000)	—
Deferred contracted software development costs - related party	(55,938)	—
Accrued interest - members	1,593	—
Accrued expenses	2,617	—
Unearned revenue - related party	156,000	—
Net Cash Used in Operating Activities	(271,017)	(108,320)

Investing Activities:
Purchases of property and equipment	(22,781)	(31,517)
Net Cash Used in Investing Activities	(22,781)	(31,517)

Financing Activities:
Capital contributions	—	225,000
Receipt of subscription receivable from member	25,000	—
Proceeds from convertible notes payable - members	25,000	—
Proceeds from officer loans	161,800	—
Net Cash Provided by Financing Activities	211,800	225,000

Net Increase (Decrease) in Cash	(81,998)	85,163

Cash - Beginning of Period	85,163	—

Cash - End of Period	$3,165	$85,163

Supplemental disclosure of non-cash financing activities:
Subscription receivable from member	$—	$25,000

Supplemental disclosure of cash flow information:
Interest paid in cash	$224	$—

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-16

TIMEFIREVR INC.
(FORMERLY ENERGYTEK CORP.)
STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY/(DEFICIT)
FOR THE PERIODS ENDED DECEMBER 31, 2015 AND 2014

	Common		Additional		Total Shareholders'
	Stock		Paid in	Net	Equity
	Shares	Amount	Capital	Losses	(Deficit)
Balance at January 23, 2014	—	$—	$—	$—	$—
Issuance of founder's shares	36,225,000	36,225	(36,225)	—	—
Issuance of non-founder's shares	5,175,000	5,175	219,825	—	225,000
Net loss	—	—	—	(110,875)	(110,875)
Balance at December 31, 2014	41,400,000	41,400	183,600	(110,875)	114,125
Receipt of subscriptions receivable	—	—	25,000	—	25,000
Net loss	—	—	—	(381,735)	(381,735)
Balance at December 31, 2015	41,400,000	$41,400	$208,600	$(492,610)	$(242,610)

The accompanying notes are an integral part of these condensed consolidated financial statements.

F-17

TIMEFIREVR INC.

(FORMERLY ENERGYTEK CORP.)

NOTES TO FINANCIAL STATEMENTS

Note 1 – Description of Business and Nature of Operations

TimefireVR Inc., is a Nevada corporation which, until December 2016, had two wholly-owned subsidiaries, Texas Gulf Exploration & Production, Inc., and Legal Capital Corp. In December 2016, the Company transferred ownership of Texas Gulf Oil & Gas, Inc. and Legal Capital Corp. to Litigation Capital, Inc. in exchange for Litigation Capital, Inc. assuming $178,000 of the Company’s debt. This had the effect of terminating the Company’s oil and gas business. In January 2015, TimefireVR Inc. entered into a Joint Venture with Wagley Offshore-Onshore, Inc. to acquire distressed energy assets. The joint venture was formed as Wagley-EnergyTEK J.V. LLC, a Texas limited liability company to which we issued 2,000,000 restricted shares of our common stock. In July 2016, the Company entered into an agreement to terminate this Joint Venture and it was dissolved on September 26, 2016. Effective September 13, 2016, TimefireVR Inc. entered into an Agreement and Plan of Merger ("Merger Agreement") through which it acquired Timefire, LLC, a Phoenix-based virtual reality content developer that is an Arizona Limited Liability Company. As consideration for the merger, TimefireVR Inc. issued the equity holders of Timefire, LLC a total of 41,400,000 shares of its common stock, and 2,800,000 five year warrants exercisable at $0.58 per share for 100% of the membership interests of Timefire, LLC. As a result, the former members of Timefire, LLC owned approximately 99% of the then outstanding shares of common stock. The consolidated entities hereinafter are referred to as the “Company.” The operations of the Company from the acquisition date represent the business of Timefire, LLC.

For accounting purposes the transaction is being recorded as a reverse acquisition, with Timefire, LLC as the accounting acquirer. The 41,400,000 shares of common stock issued in the transaction are shown as outstanding for all periods presented in the same manner as a stock split.

Timefire LLC, an Arizona limited liability company, was formed on January 23, 2014. The Company is a Phoenix-based software development studio established to create content for the emerging virtual reality industry.  The first product the Company is targeting for release is titled Hypatia, the most advanced virtual city providing rich cultural, social, and entertainment experiences with an emphasis on immersive education. The city of Hypatia is being developed as a type of next generation web browser, using architectural concepts practiced in the most livable and desirable cities found around the globe. This type of environment will allow people from around the world to break down the barriers of economic and geographic isolation by bringing a wide variety of learning experiences and activities to them wherever they may be. Timefire is using Hypatia to establish creativity as currency and will extend this idea into all of its future product developments.  The Company also develops software on a contract basis, although this activity is expected to be incidental to its core business.

Note 2 – Going Concern

The accompanying financial statements have been prepared in conformity with GAAP, which contemplate continuation of the Company as a going concern. However, the Company has incurred net losses from operations since commencement and has a members' deficit of $242,610 as of December 31, 2015. The Company currently has limited liquidity, and has not completed its efforts to establish a stabilized source of revenues sufficient to cover operating costs over an extended period of time.  Such conditions raise substantial doubt about the Company's ability to continue as a going concern.

The Company's ability to meet its cash requirements in the next year is dependent upon obtaining additional financing.  Management is continuing to pursue financing from various sources, including private placements from investors and institutions. Management believes these efforts may contribute toward funding the Company's activities until sufficient revenue can be earned from future operations.

F-18

Note 3 – Summary of Significant Accounting Policies

Basis of Presentation and Organization and Reorganization

TimefireVR Inc., is a Nevada corporation which has two wholly-owned subsidiaries, Texas Gulf Exploration & Production, Inc., and Legal Capital Corp.  In January 2015, TimefireVR Inc. entered into a Joint Venture with Wagley Offshore-Onshore, Inc. to acquire distressed energy assets. In July 2016, the Company entered into an agreement to terminate this Joint Venture and it was dissolved on September 26, 2016. Effective September 13, 2016, TimefireVR Inc. entered into an Agreement and Plan of Merger ("Merger Agreement") through which it acquired Timefire, LLC, a Phoenix-based virtual reality content developer that is an Arizona Limited Liability Company. As consideration for the merger, TimefireVR Inc. issued the equity holders of Timefire, LLC a total of 41,400,000 shares of its common stock, and 2,800,000 five year warrants exercisable at $0.58 per share for 100% of the membership interests of Timefire, LLC. As a result, the former members of Timefire, LLC owned approximately 99% of the then outstanding shares of common stock. The consolidated entities hereinafter are referred to as the “Company.” The operations of the Company from the acquisition date represent the business of Timefire, LLC.

For accounting purposes the transaction is being recorded as a reverse acquisition, with Timefire, LLC as the accounting acquirer. The 41,400,000 shares of common stock issued in the transaction are shown as outstanding for all periods presented in the same manner as a stock split.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All significant intercompany transactions and balances have been eliminated. Equity investments through which we exercise significant influence over but do not control the investee and are not the primary beneficiary of the investee's activities are accounted for using the equity method where applicable.

Accounting Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America (“U.S. GAAP”) requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could materially differ from those estimates. Significant estimates of the Company include accounting for depreciation and amortization, derivative liability, accruals and contingencies, the fair value of Company common stock and the estimated fair value of warrants.

Revenue Recognition

The Company uses Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) No. 605 for revenue recognition. The Company recognizes revenue when it is realized or realizable and earned. The Company considers revenue realized or realizable and earned when all of the following criteria are met: (i) persuasive evidence of an arrangement exists, (ii) the sales price is fixed or determinable, and (iii) collectability is reasonably assured.

F-19

Cash and Cash Equivalents

The Company considers all highly liquid instruments, with original maturity of three months or less when purchased, to be cash equivalents.

Property and Equipment

Property and equipment are recorded at cost. Depreciation is provided for on the straight-line method, over the estimated useful lives of the assets. Maintenance and repairs that neither materially add to the value of the property nor appreciably prolong its life are charged to expense as incurred. Betterments or renewals are capitalized when incurred. Gains and losses on the disposition of property and equipment are recorded in the period incurred.

The estimated useful lives of property and equipment are:

• Office furniture and equipment	5 years

Impairment of Long-Lived Assets and Amortizable Intangible Assets

The Company follows ASC 360-10, "Property, Plant, and Equipment," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long-lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.

Intangible Assets - Goodwill

The excess of the purchase price over net tangible and identifiable intangible assets of the business acquired is carried as Goodwill on the balance sheet. Goodwill is not amortized, but instead is assessed for impairment at least annually and upon the occurrence of certain triggering events or substantive changes in circumstances that indicate that the fair value of goodwill may be impaired. Measurement of the impairment loss, if any, is based on the difference between the carrying value and fair value of reporting unit. The goodwill impairment test follows a two-step process. In the first step, the fair value of a reporting unit is compared to its carrying value. If the carrying value of a reporting unit exceeds its fair value, the second step of the impairment test is performed for purposes of measuring the impairment. In the second step, the fair value of the reporting unit is allocated to all of the assets and liabilities of the reporting unit to determine an implied goodwill value. If the carrying amount of the reporting unit's goodwill exceeds the implied fair value of goodwill, an impairment loss will be recognized in an amount equal to that excess.

F-20

Business segments

ASC 280, "Segment Reporting" requires use of the "management approach" model for segment reporting. The management approach model is based on the way a company's management organizes segments within the Company for making operating decisions and assessing performance. The Company determined it has one operating segment as of December 31, 2015.

Income Taxes

The Company accounts for income taxes under FASB ASC 740, Income Taxes. Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

Net Loss per Share

Basic earnings per share does not include dilution and is computed by dividing income available to common stockholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflect the potential dilution of securities that could share in the earnings of an entity. Dilutive securities are not included in the weighted average number of shares when inclusion would be anti-dilutive. Due to the net losses for the years ended December 31, 2015 and 2014, basic and diluted loss per common share were the same, as the effect of potentially dilutive securities would have been anti-dilutive.

Fair Value Measurements

ASC 820 Fair Value Measurements defines fair value, establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosure about fair value measurements.

The following provides an analysis of financial instruments that are measured subsequent to initial recognition at fair value, grouped into Levels 1 to 3 based on the degree to which fair value is observable:

Level 1- fair value measurements are those derived from quoted prices (unadjusted in active markets for identical assets or liabilities);

Level 2- fair value measurements are those derived from inputs other than quoted prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices); and

Level 3- fair value measurements are those derived from valuation techniques that include inputs for the asset or liability that are not based on observable market data (unobservable inputs).

Financial instruments classified as Level 1 - quoted prices in active markets include cash.

These financial instruments are measured using management’s best estimate of fair value, where the inputs into the determination of fair value require significant management judgment to estimation. Valuations based on unobservable inputs are highly subjective and require significant judgments. Changes in such judgments could have a material impact on fair value estimates. In addition, since estimates are as of a specific point in time, they are susceptible to material near-term changes. Changes in economic conditions may also dramatically affect the estimated fair values.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of December 31, 2015. The respective carrying value of certain financial instruments approximated their fair values due to the short-term nature of these instruments. These financial instruments include cash, accounts payable and accrued expenses.

F-21

Subsequent Events

In accordance with ASC 855 “Subsequent Events” the Company evaluated subsequent events after the balance sheet date.

Concentration of Credit Risk

Our concentration of credit risk relates principally to cash. Our cash deposits are held in a major financial institution, with no significant risks of potential loss.

Software Development Costs

Software development costs include direct costs incurred for internally developed products. Initial software development costs are expensed as research and development. Software development costs are capitalized once technological feasibility of a product is established and such costs are determined to be recoverable. Technological feasibility of a product encompasses both technical design documentation and game design documentation, or the completed and tested product design and working model. Significant management judgments and estimates are utilized in the assessment of when technological feasibility is established. Technological feasibility is evaluated on a product-by-product basis. Software development costs related to specific contracted software development arrangements are capitalized after the preliminary project phase is complete and it is probable that the project will be completed and the software will be used to perform the function intended.

Research and Development Costs

Research and development costs, including design, development and testing of software, are expensed as incurred.

Recent Accounting Pronouncements

In May 2014, the Financial Accounting Standards Board (“FASB”) issued new accounting guidance related to revenue recognition. The new standard will replace all current GAAP guidance on this topic and eliminate all industry-specific guidance. The new revenue recognition standard provides a unified model to determine when and how revenue is recognized. The core principle is that a company should recognize revenue upon the transfer of promised goods or services to customers in an amount that reflects the consideration for which the entity expects to be entitled in exchange for those goods or services. This guidance will be effective beginning January 1, 2018 and can be applied either retrospectively to each period presented or as a cumulative-effect adjustment as of the date of adoption. We are evaluating the adoption method as well as the impact of this new accounting guidance on our financial statements.

Note 4 - Property and Equipment, Net

The following represents a summary of our property and equipment:

	December 31,
	2015	2014
Computer equipment	54,298	31,517
Less: accumulated depreciation	(12,001)	(2,555)
	$42,297	$28,962

Depreciation expense was $9,446 and $2,555 for the periods ended December 31, 2015 and 2014, respectively.

F-22

Note 5 – Prepaid and Accrued Expenses

As of December 31, 2015, prepaid expenses consist of $3,000 in rents paid in December 2015 related to January 2016.  Accrued expenses totaling $2,617 is credit card amounts payable at December 31, 2015.

Note 6 – Related Party Transactions

Loans from Officer

During the year ended December 31, 2015, an officer made non-interest bearing loans totaling $161,800 to the Company.  As discussed in Footnote 9, in March 2016, these amounts were converted to a promissory note with a stated annual interest rate of 8%.

Convertible Notes Payable - Members

In April 2015 as part of a member cash call, the Company entered into convertible notes payable to members totaling $25,000.  All principal and interest amounts are due two years after issuance.  The stated annual interest rate on these notes is 9%. The notes are automatically convertible into members' equity upon the Company entering into a qualified financing (as defined in the agreement), at a conversion price equal to 75% of the price per membership interest paid by investors participating in such financing.

Interest expense on the convertible notes payable to members was $1,593 for the year ended December 31, 2015.

The future minimum payment of the convertible notes payable due to members for each of the following years and in the aggregate:

Years ending December 31,	Amount
2016	$—
2017	$25,000

Contracted Software Development Costs and Unearned Revenue – Related Party

During the year ended December 31, 2015, the Company entered into an agreement with a related party, an entity in which two of the Timefire members have significant ownership, to provide software development services.  During 2015, the Company received $156,000 in payments for these services.  The contracted services had not yet been completed as of December 31, 2015, and all amounts received were classified as unearned revenue.  The Company incurred expenses specific to this project, including salaries, purchased software and equipment, consultant fees and additional rents.  These amounts totaled $55,938 in 2015 and are reflected as deferred contracted software development costs at December 31, 2015.

F-23

Note 7 - Commitments and Contingencies

The Company has agreed to indemnify its officers and members for certain events or occurrences that may arise as a result of the officers or members serving in such capacity.  The term of the indemnification period is for the officer's or member's lifetime.  The maximum potential amount of future payments the Company could be required to make under these indemnification agreements is unlimited.

Note 8 – Shareholders’ Equity

Common Stock

The holders of common stock are entitled to one vote per share on all matters submitted to a vote of shareholders, including the election of directors. There is no cumulative voting in the election of directors. The holders of common stock are entitled to any dividends that may be declared by the Board of Directors out of funds legally available for payment of dividends subject to the prior rights of holders of preferred stock and any contractual restrictions we have against the payment of dividends on common stock. In the event of our liquidation or dissolution, holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities and the liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights and have no right to convert their common stock into any other securities.

Note 9 - Subsequent Events

On March 1, 2016, the Company converted certain loans payable to an officer into a promissory note with a principal amount of $161,800, a due date of March 1, 2019 and bearing annual interest at 8%. This promissory note was later converted into equity.

Between January and February 8, 2017, the Company received $325,000 in additional capital contributions.

The Company entered into an office lease agreement which commenced February 1, 2016 and expired January 31, 2017, with a monthly rent charge of approximately $2,600.

Effective September 13, 2016, the Company entered into an employment agreement with its Chief Executive Officer ("CEO"). The agreement is for a two year period at the rate of $150,000 per annum. The agreement will be automatically extended for additional terms of one year each unless terminated by either party.  In addition to other customary benefits, the CEO was granted 500,000 restricted stock units ("RSUs").  The RSUs vest over a 2 year period.

Effective September 13, 2016, the Company entered into an employment agreement with its new President. The agreement is for a two year period at the rate of $150,000 per annum. The agreement will be automatically extended for additional terms of one year each unless terminated by either party.

F-24

Effective September 13, 2016, the Company entered into an employment agreement with its new Chief Strategy Officer. The agreement is for a two year period at the rate of $150,000 per annum. The agreement will be automatically extended for additional terms of one year each unless terminated by either party.

Effective September 13, 2016, the Company adopted the 2016 Equity Incentive Plan (the "2016 Plan"). A total of 3,300,000 shares of our common stock have been reserved for the implementation of the 2016 Plan, either through the issuance of incentive stock options, non-qualified stock options, stock appreciation rights, restricted awards, or restricted stock units ("RSUs").

Effective September 13, 2016, pursuant to his employment agreement, the Company entered into a Restricted Stock Unit Agreement with its CEO which granted the CEO 500,000 RSUs pursuant to the 2016 Plan. The RSUs vest in three approximately equal increments with the first tranche being fully vested on the grant date and the remaining tranches vesting on the first-year and second-year anniversaries of the grant date.

On September 13, 2016, the Company issued five-year warrants at $.58 to purchase 2,800,000 shares of common stock to the original Timefire, LLC investors. Additionally, the Company issued five-year warrants at $.58 to purchase 2,586,207 shares of common stock to investors via a Securities Purchase Agreement.

As part of the September 2016 Merger Agreement, the Company designated and issued preferred stock. The Company is authorized to issue 10,000,000 shares of Preferred stock with a par value of $0.01 per share, with rights, preferences and limitations as may be decided from time-to-time by the Board of Directors.

Series C

In 2014, the Board of Directors approved the issuance of Series C Preferred Stock ("Series C"). 900 Shares of Series C Preferred Stock were issued in exchange for 900 Shares of previously issued Series A Preferred Stock ("Prior Series A"). Each share of Series C shall be convertible at the option of the holder at any time, into 10,000 shares of common stock. Each holder of Series C shall be entitled to one vote for each share of Series C held.  Holders cannot convert their Series C to the extent that after such conversion, they and their affiliates would beneficially own in excess of 9.99% of the Company’s common stock, which limitation is waivable upon 61 days’ notice to the Company. During 2016, holders of 275.46 shares of Series C converted them into 2,754,600 shares of our common stock.

Series A-1

Effective August 24, 2016, the Board of Directors approved the issuance of Series A-1 Preferred Stock ("Series A-1"). The Company entered into agreements with certain note holders under which the note holders agreed to convert an aggregate of $229,170 in principal and accrued interest into a total of 20,371 shares of Series A-1 Preferred Stock. Each share of Series A-1 shall be convertible at the option of the holder at any time, into 100 shares of common stock. The Series A-1 ranks senior to the common stock and junior to the Series C. Holders of Series A-1 are entitled to receive dividends and vote together with holders of the common stock on an as-converted basis. Holders cannot convert their Series A-1 to the extent that after such conversion, they and their affiliates would beneficially own in excess of 2.49% of the Company’s common stock, which limitation is waivable upon 61 days’ notice to the Company.

F-25

Series A

Effective September 13, 2016, the Company closed on a Securities Purchase Agreement and the Board of Directors approved the issuance of a newly designated Series A Convertible Preferred Stock ("New Series A"). Pursuant to the agreement the Company issued and sold approximately 133,334 shares of New Series A to certain investors for gross proceeds of $1,500,004 and 2,586,207 five-year Warrants exercisable at $0.58 per share. The New Series A are convertible into approximately 6,666,684 shares of common stock. Holders cannot convert their New Series A to the extent that after such conversion, they and their affiliates would beneficially own in excess of 2.49% of the Company’s common stock, which limitation is waivable upon 61 days’ notice to the Company.

New Series A shall be convertible, at the option of the holder, into 50 shares of common stock, subject to certain adjustments. The New Series A ranks senior to all other classes and series of the Company's capital stock. Holders of New Series A are entitled to receive dividends and vote together with holders of the common stock on an as-converted basis.

Between January 1, 2016 and February 8, 2017, the Company has issued 3,390,276 shares of common stock. 608,796 shares of common stock were issued to pre-merger shareholders, 2,384,600 shares of common stock were issued for the conversion of Series C Preferred shares and 245,211 shares of common stock were issued for the conversion of Series A-1 Preferred shares. Additionally, 150,000 shares of common stock were issued for services, and 1,669 shares were issued for partial shares as a result of the reverse stock split.

On September 23, 2016, the Company entered into an office lease agreement commencing October 1, 2016 for a new location, after having outgrown the prior facility.  This lease expires December 31, 2018.  A concession of the first five months’ rent was provided.  After that time, the monthly rent will be $8,121 for months 6 through 17, and $8,375 for months 18 through 27.  The Company continued to be obligated to pay the monthly rent of $2,596 on its prior facility lease, which expired January 2017.

Effective January 31, 2017, the Chief Executive Officer resigned from the Company. Pursuant to an agreement between the CEO and the Company, he will continue to serve as a consultant of the Company for a period of six months, for which he will be compensated $12,500 per month. In addition, under the terms of his agreement with the Company, all of his unvested restricted stock units previously granted became fully vested.

F-26

PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth the costs and expenses payable by us in connection with the issuance and distribution of the securities being registered hereunder. All of the amounts shown are estimates, except for the SEC registration fees.

SEC registration fees	$	*
Printing expenses	$	*
Accounting fees and expenses	$	*
Legal fees and expenses	$	*
Blue sky fees	$	*
Miscellaneous	$	*
Total	$	*

  * To be provided by amendment.

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Indemnification of Directors and Officers

Nevada Revised Statutes (“NRS”) Sections 78.7502 and 78.751 provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director, officer, employee or agent must not have had reasonable cause to believe his/her conduct was unlawful.

Under NRS Section 78.751, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined such officer or director did not meet the standards.

Our Articles of Incorporation include an indemnification provision under which we have the power to indemnify our directors, officers, former directors and officers, or any person who serves or served at our request for our benefit as a director or officer of another corporation or our representative in a partnership, joint venture, trust, or other enterprise (including heirs and personal representatives) against all expenses, liability, and loss actually and reasonably incurred.

Any repeal or modification of these provisions approved by our stockholders shall be prospective only, and shall not adversely affect any limitation on the liability of any of our directors or officers existing as of the time of such repeal or modification.

We are also permitted to apply for insurance on behalf of any director, officer, employee or other agent for liability arising out of his actions, whether or not the NRS would permit indemnification. We do not currently have such insurance in place.

Limitation of Liability of Directors

Our Articles of Incorporation provides a limitation of liability such that no director or officer shall be personally liable to us or any of our stockholders for damages for breach of fiduciary duty as a director or officer, involving any act or omission of any such director or officer, provided there was no intentional misconduct, fraud or a knowing violation of the law, or payment of dividends in violation of NRS Section 78.300.

Statement on Indemnification for Liabilities Arising Under the Securities Act

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

Since January 1, 2014, we have issued the following securities without registration under the Securities Act of 1933 (the “Act”). All common stock share numbers below give effect to a one-for-10 reverse stock split effective November 21, 2016.

On March 31, 2014, we entered into a Purchase Agreement with Texas Gulf Oil & Gas, Inc., a Nevada corporation (“TGOG”). Pursuant to the terms of the agreement, the Company's wholly owned subsidiary, Texas Gulf Exploration & Production, Inc. (“TGEP”), acquired certain assets and assumed certain liabilities of TGOG, in exchange for the issuance of 90 newly-issued shares of the Company’s Series A Convertible Preferred Stock, par value $0.01 per share. Also, on March 31, 2014, the Company entered into a Purchase Agreement with Litigation Capital, Inc., a Nevada corporation (“LCI”). Pursuant to the terms of the agreement, the Company's wholly owned subsidiary, Legal Capital Corp., acquired certain assets and assumed certain liabilities of LCI in exchange for the issuance of 300,000 newly-issued shares of the Company’s Series B Preferred Stock, par value $0.01 per share. The securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Act and Rule 506(b) promulgated thereunder.

On May 21, 2014, the Company entered into a Share Exchange Agreement (the “Share Exchange Agreement”) with TGOG pursuant to which TGOG exchanged 900 shares of Series A Convertible Preferred Stock for 900 shares of the Company’s Series C Convertible Preferred Stock. The securities were issued and sold in reliance upon the exemption from registration contained in Section 3(a)(9) of the Act and Rule 506(b) promulgated thereunder.

On January 6, 2015, the Company entered into a Joint Venture Agreement with Wagley Offshore-Onshore, Inc. and issued 2,000,000 restricted shares of its common stock to the joint venture as its capital contribution. The securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Act and Rule 506(b) promulgated thereunder.

Effective July 21, 2016, the Company entered into a series of agreements with certain parties, including TGEP, LCI, TGOG, Wagley-EnergyTEK J.V. LLC, a Texas limited liability company (“Wagley J.V.”), and two institutional investors. Pursuant to the agreements, the Company issued the investors convertible promissory notes in the total original principal amount of $60,000 (the “Notes”) bearing 5% annual interest and maturing November 15, 2016, subject to acceleration in the event of the Company’s merger. Amounts of principal and accrued interest under the Notes were convertible at the option of the investors at a price of $3.00 per share. With the proceeds from the Notes, the Company repaid $50,000 of indebtedness owed by the Company to TGOG. Following repayment of the $50,000, TGOG cancelled 100,000 shares of the Company’s common stock held by TGOG. TGEP assumed the Company's remaining indebtedness to TGOG in the approximate amount of $178,000, following which TGOG released the Company for liability related to such debt. The securities were issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Act and Rule 506(b) promulgated thereunder.

The Company also redeemed all shares of the Company's Series B Preferred Stock held by LCI in exchange for 30,000 shares of the Company’s common stock. The Company further agreed to transfer to LCI all the equity interests of its subsidiaries TGEP and Legal Capital Corp. by the earlier of a merger or similar transaction by the Company or October 19, 2016. The securities were issued and sold in reliance upon the exemption from registration contained in Section 3(a)(9) of the Act and Rule 506(b) promulgated thereunder.

Effective August 24, 2016, the Company entered into agreements with two institutional investors under which the investors or their affiliates agreed to convert an aggregate of $229,170 in principal amounts and accrued interest under notes held by the Investors into a total of 20,371 shares of the Company's newly designated Series A-1 Convertible Preferred Stock, par value $0.01 per share. The notes were previously convertible into shares of the Company's common stock at $3.00 per share. The securities were issued and sold in reliance upon the exemption from registration contained in Section 3(a)(9) of the Act and Rule 506(b) promulgated thereunder.

Effective August 30, 2016, the Company issued an institutional investor a note evidencing a loan in the amount of $30,000 with a maturity of September 30, 2016. The note did not accrue interest except in the event of default, in which case it would accrue annual interest in the amount of 18%. The note was issued and sold in reliance upon the exemption from registration contained in Section 4(a)(2) of the Act and Rule 506(b) promulgated thereunder.

Effective September 13, 2016, the Company, ENTK Acquisition Corp., a Nevada corporation and wholly-owned subsidiary of the Company, and Timefire LLC entered into an Agreement and Plan of Merger pursuant to which the Company acquired Timefire, which is now a subsidiary of the Company (the foregoing transaction, the “Merger”). As consideration for the Merger, the Company issued the equity holders of Timefire a total of 41,400,000 shares of the Company's common stock, par value $0.001 per share, and 2,800,000 five-year warrants exercisable at $0.58 per share.

Immediately upon the closing of the Merger, the Company closed on a private placement offering with institutional investors pursuant to which the Company issued and sold the investors approximately 133,334 shares of the Company's newly designated Series A Convertible Preferred Stock, convertible into a total of approximately 6,666,844 shares of the Company's common stock, and a total of 2,586,207 five-year warrants exercisable at $0.58 per share, for gross offering proceeds of $1,500,004.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

The Exhibits provided for under the Exhibit Index are incorporated herein.

ITEM 17. UNDERTAKINGS.

(a) The undersigned registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the Calculation of Registration Fee table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Scottsdale, State of Arizona, on February 8, 2017.

TIMEFIREVR INC.

By:	/s/ Jeffrey Rassas
Jeffrey Rassas
Chief Executive Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Jeffrey Rassas	Principal Executive Officer and Director	February 8, 2017
Jeffrey Rassas

/s/ Jessica L. Smith	Interim Chief Financial Officer (Principal Financial Officer) and Chief Accounting Officer (Principal Accounting Officer)	February 8, 2017
Jessica L. Smith

/s/ John M. Wise	Director	February 8, 2017
John M. Wise

/s/ Lou Werner, III	Director	February 8, 2017
Lou Werner, III

EXHIBIT INDEX

		Incorporated by Reference			Filed or Furnished
Exhibit #	Exhibit Description	Form	Date	Number	Herewith
2.1	Agreement and Plan of Merger dated September 13, 2016	8-K	9-13-16	2.1
2.2	Articles of Merger - Nevada	8-K	9-13-16	2.2
2.3	Statement of Merger - Arizona	8-K	9-13-16	2.3
2.4	Purchase Agreement between the Company and Texas Gulf Oil & Gas, Inc. dated March 31, 2014	8-K	4-4-14	2.1
2.5	Purchase Agreement between the Company and Litigation Capital, Inc. dated March 31, 2014	8-K	4-4-14	2.2
2.6	Share Exchange Agreement between the Company and Texas Gulf Oil & Gas, Inc. dated May 21, 2014	8-K	4-4-14	2.3
3.1	Articles of Incorporation, as amended				Filed
3.2	Bylaws, as amended				Filed
4.3	Form of Merger Warrant	8-K	9-13-16	4.2
4.4	Form of Investor Warrant	8-K	9-13-16	4.3
5.1	Opinion Regarding Legality				**
10.1	Form of Convertible Promissory Note	8-K	7-27-16	10.1
10.2	Exchange Agreement dated August 24, 2016	8-K	8-30-16	10.1
10.3	Form of Convertible Promissory Note dated August 30, 2016	8-K	9-6-16	10.1
10.4	2016 Equity Incentive Plan	8-K	9-13-16	10.1	*
10.5	John Wise Employment Agreement dated September 7, 2016	8-K	9-13-16	10.2	*
10.6	Jeffrey Rassas Employment Agreement dated September 7, 2016	8-K	9-13-16	10.3	*
10.7	Jonathan Read Employment Agreement dated September 7, 2016	8-K	9-13-16	10.4	*
10.8	Jonathan Read Restricted Stock Unit Agreement dated September 7, 2016	8-K	9-13-16	10.5	*
10.9	Securities Purchase Agreement dated September 7, 2016	8-K	9-13-16	10.6
10.10	Registration Rights Agreement dated September 7, 2016	8-K	9-13-16	10.7
10.11	Form of Agreement and Mutual Release dated as of July 21, 2016	10-Q	11-18-16	10.11
10.12	Joint Venture Agreement between the Company and Wagley-Offshore-Onshore, Inc. dated January 6, 2015	8-K	1-9-15	1.1
10.13	Limited Liability Company Operating Agreement for Wagley-EnergyTEK LLC by and between the Company and Wagley-Offshore-Onshore, Inc. dated January 6, 2015	8-K	1-9-15	1.1
21.1	List of Subsidiaries				Filed
23.1	Consent of Auditors				Filed
23.2	Consent of Nason, Yeager, Gerson, White & Lioce, P.A. (included in Exhibit 5.1)				**

*	Management contract or compensatory plan or arrangement.

**	To be filed by amendment.